UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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TEXTRON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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TEXTRON

2020 PROXY STATEMENT
and Notice of Annual Meeting
of Shareholders

N280BH

Textron’s Global Network of Businesses

TEXTRON AVIATION
Textron Aviation is home to the Beechcraft®, Cessna® and Hawker® aircraft brands and continues to be a leader in general aviation through two principal lines of business: aircraft and aftermarket. Aircraft includes sales of business jet, turboprop and piston aircraft, as well as special mission and military aircraft. Aftermarket includes commercial parts sales, maintenance, inspection and repair services.

BELL
Bell is a leading supplier of helicopters and related spare parts and services. Bell is the pioneer of the revolutionary tiltrotor aircraft. Globally recognized for world-class customer service, innovation and superior quality, Bell’s global workforce serves customers flying Bell aircraft in more than 130 countries.

INDUSTRIAL
Our Industrial segment offers two main product lines: fuel systems and functional components produced by Kautex; and specialized vehicles such as golf cars, recreational and utility vehicles, aviation ground support equipment and professional mowers, manufactured by Textron Specialized Vehicles businesses.

TEXTRON SYSTEMS
Textron Systems’ businesses provide innovative solutions to the defense, aerospace and general aviation markets. Product lines include unmanned systems, advanced marine craft, armored vehicles, intelligent software solutions, piston engines, simulation, training and other defense and aviation mission support products and services.

FINANCE
Our Finance segment, operated by Textron Financial Corporation (TFC), is a commercial finance business that provides financing solutions for purchasers of Textron products, primarily Textron Aviation aircraft and Bell helicopters. For more than five decades, TFC has played a key role for Textron customers around the globe.

NOTICE OF ANNUAL MEETING

To the Shareholders of Textron Inc.:

The 2020 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 29, 2020 at 11:00 a.m. at the Company’s principal executive office located at 40 Westminster Street, Providence, Rhode Island for the following purposes:

To elect the ten director nominees named in the proxy statement to hold office until the next annual shareholders’ meeting;	Wednesday, April 29, 2020

To approve Textron’s executive compensation on an advisory basis;	11:00 a.m. Eastern Daylight Time

To ratify the appointment by the Audit Committee of Ernst & Young LLP as Textron’s independent registered public accounting firm for 2020; and	Textron Inc. 40 Westminster Street Providence, Rhode Island 02903

To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote all shares of common stock registered in your name at the close of business on March 2, 2020. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person and vote your shares, your broker or bank must issue to you a proxy covering your shares.

As permitted by the rules of the Securities and Exchange Commission, we are making our proxy materials available to shareholders primarily via the Internet, rather than mailing printed copies of these materials to shareholders. On March 6, 2020, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review our proxy materials, including our Proxy Statement and the Annual Report to Shareholders, and vote online. This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials or previously elected to receive our proxy materials electronically did not receive the Notice and will receive the proxy materials in the format requested.

Whether or not you plan to attend the meeting, we urge you to cast your vote as soon as possible so that your shares may be represented at the meeting. You may vote your shares via the Internet or by telephone by following the instructions included on the Notice. Alternatively, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card.

A list of shareholders entitled to vote at the 2020 annual meeting will be open to examination by any shareholder for any purpose germane to the meeting, for ten days prior to the meeting, at Textron’s principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

By order of the Board of Directors,

E. Robert Lupone
Executive Vice President, General Counsel and Secretary

Providence, Rhode Island
March 6, 2020

YOUR VOTE IS IMPORTANT

Brokers are not permitted to vote on the election of directors or on certain other proposals without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker or bank, it is important that you vote. We encourage you to vote promptly, even if you intend to attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2020:

The Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended January 4, 2020 and the Company’s Annual Report on Form 10-K for the fiscal year ended January 4, 2020 are available at http://investor.textron.com/investors/investor-resources. The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K, at the request of shareholders. Please direct all inquiries to the Company at (401) 457-2353 or by submitting a written request to the Secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903.

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	BY MAIL If you received your materials by mail, you can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

BY INTERNET You can vote your shares online at www.proxyvote.com.	IN PERSON Attend the meeting to vote in person.

TEXTRON 2020 PROXY STATEMENT

TABLE OF CONTENTS

Information About the Annual Meeting			1

General	1	Changing or Revoking a Proxy	2
Shareholders Who May Vote	1	Required Vote	2
Internet Availability of Proxy Materials	1	Costs of Proxy Solicitation	2
Voting	1	Confidential Voting Policy	2
Savings Plan Participants	1	Attending the Meeting	2

Election of Directors			3

Board Membership Qualifications	3	Nominees for Director	3

Corporate Governance			9

Governance Highlights	9	Corporate Governance Guidelines and Policies	14
Director Independence	10	Code of Ethics	14
Leadership Structure	10	Shareholder Communications to the Board	14
Meeting Attendance	11	Director Nominations	14
Other Directorships	11	Compensation of Directors	14
Board Committees	11	Director Stock Ownership Requirements	16
Executive Committee	13	Anti-Hedging and Pledging Policy	16
Risk Oversight	13

Security Ownership			17

Audit Committee Report			19

Compensation Committee Report			20

Compensation Discussion and Analysis			21

Executive Summary	21	Role of Independent Compensation Consultant	35
Overview and Objectives of Executive		Stock Ownership Requirements	35
Compensation Program	25	Anti-Hedging and Pledging Policy	36
Target Pay	26	Clawback Policy	36
Incentive Compensation	29	Compensation Arrangements Relating to
Performance Analysis	30	Termination of Employment	36
Risks Related to Compensation	35	Tax Considerations	37
Other Compensation Programs	35

TEXTRON 2020 PROXY STATEMENT

Executive Compensation			38

Summary Compensation Table	38	Potential Payments Upon Termination or Change in Control	46
Grants of Plan-Based Awards in Fiscal 2019	40	Pay Ratio	50
Outstanding Equity Awards at 2019 Fiscal Year-End	41	Equity Compensation Plan Information	51
Option Exercises and Stock Vested in Fiscal 2019	42	Evaluation of Risk in Compensation Plans	51
Pension Benefits in Fiscal 2019	43	Transactions with Related Persons	52
Nonqualified Deferred Compensation	45

Advisory Vote to Approve Textron’s Executive Compensation			53

Ratification of Appointment of Independent Registered Public Accounting Firm			54

Other Matters to Come Before the Meeting			55

Shareholder Proposals and Other Matters for 2021 Annual Meeting			55

Delivery of Documents to Shareholders Sharing an Address			56

TEXTRON 2020 PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

GENERAL

This proxy statement, which is first being made available to shareholders on or about March 6, 2020, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 29, 2020, at 11:00 a.m. at the Company’s principal executive office, located at 40 Westminster Street, Providence, Rhode Island, and at any adjournments or postponements thereof.

SHAREHOLDERS WHO MAY VOTE

All shareholders of record at the close of business on March 2, 2020 will be entitled to vote. As of March 2, 2020, Textron had outstanding 227,645,495 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the rules of the Securities and Exchange Commission, we are making our proxy materials available to shareholders primarily via the Internet, rather than mailing printed copies of these materials to shareholders. On March 6, 2020, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review our proxy materials, including our Proxy Statement and the Annual Report to Shareholders, and vote online.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials or previously elected to receive our proxy materials electronically did not receive the Notice and will receive the proxy materials in the format requested.

VOTING

Shareholders of record may vote via the Internet or by using the toll-free telephone number listed on the proxy card. Please follow the instructions for Internet or telephone voting provided on the proxy card or Notice. Alternatively, if you received paper copies of the proxy materials by mail, you can vote by mail by following the instructions on the proxy card. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker. If you received the proxy materials in paper form from your bank or broker, the materials include a voting instruction form so you can instruct the holder of record on how to vote your shares.

If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

You also may vote in person at the meeting. If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you must request your broker or bank to issue you a proxy covering your shares.

SAVINGS PLAN PARTICIPANTS

If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, when you vote via the Internet or by telephone, or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan which will be voted only as you direct). All directions will be held in confidence.

TEXTRON 2020 PROXY STATEMENT     1

CHANGING OR REVOKING A PROXY

Whether voting by mail, via the Internet or by telephone, if you are a shareholder of record, you may change or revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron’s Secretary, or voting in person at the meeting. If your shares are held in the name of your broker or bank, you may change or revoke your voting instructions by contacting the bank or brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the annual meeting.

REQUIRED VOTE

A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker and your broker does not have authority to vote without instructions from you. Under those circumstances, your broker may be authorized to vote for you without your instructions on routine matters but is prohibited from voting without your instructions on non-routine matters. The ratification of independent registered public accountants is a routine matter on which your broker may vote your shares without your instructions. Non-routine matters include the election of directors and the advisory vote to approve Textron’s executive compensation. Those items for which your broker cannot vote result in broker non-votes.

Election of each of the nominees for director requires a vote of the majority of the votes cast at the meeting, which means that the number of shares voted “for” a nominee for director must exceed the number of shares voted “against” that nominee. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

Approval of all other matters to be voted on at the meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal, and broker non-votes (when applicable) will have no effect on the outcome of the vote.

COSTS OF PROXY SOLICITATION

Textron pays the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired Alliance Advisors, LLC of Bloomfield, New Jersey, a proxy solicitation organization, to assist in this solicitation process for a fee of $16,000, plus reasonable out-of-pocket expenses.

CONFIDENTIAL VOTING POLICY

Under Textron’s policy on confidential voting, individual votes of shareholders are kept confidential from Textron’s directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron’s Secretary. Votes are counted by Broadridge Financial Solutions, Inc. and certified by an independent Inspector of Election.

ATTENDING THE MEETING

If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on March 2, 2020 is acceptable proof to obtain admittance to the meeting. If you are a shareholder of record, no proof of ownership is required. All shareholders or their proxies should be prepared to present government-issued photo identification upon request for admission to the meeting.

2      TEXTRON 2020 PROXY STATEMENT

ELECTION OF DIRECTORS

BOARD MEMBERSHIP QUALIFICATIONS

The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria which are developed and recommended to the Board by the Nominating and Corporate Governance Committee. All of our current Board members share certain qualifications and attributes consistent with these criteria, which are set forth in the Company’s Corporate Governance Guidelines and Policies and are summarized below:

Board Membership Criteria

Exemplary personal ethics and integrity	Core business competencies of high achievement and a record of success	Financial literacy and a history of making good business decisions and exposure to best practices

Enthusiasm for Textron and sufficient time to be fully engaged	Strong communications skills and confidence to ask tough questions	Interpersonal skills that maximize group dynamics, including respect for others

Specific skills and experience aligned with Textron’s strategic direction and operating challenges and that complement the overall composition of the Board

NOMINEES FOR DIRECTOR

At the 2020 annual meeting, ten directors are to be elected to hold office until the 2021 annual meeting and until their successors have been elected and qualified. All ten nominees are currently Textron directors. Lionel L. Nowell III, who was recommended by a third-party search firm, was appointed as a director by the Board effective January 1, 2020. The search firm assisted the Company in identifying and evaluating director candidates for a fee paid by the Company. It is the intention of the persons named as proxies for the annual meeting, unless otherwise instructed, to vote “for” each of the directors who have been nominated for election. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies will vote for the balance of the nominees and may vote for a substitute nominee designated by the present Board. Both Lawrence K. Fish, a director since 1999, and Lloyd G. Trotter, a director since 2008, will be retiring from our Board effective as of the annual meeting in accordance with our retirement policy. At that time, the Board intends to reduce the number of directors of the Company to ten.

Our Nominating and Corporate Governance Committee and our Board have determined that each of our directors has the experience, attributes and skills needed to collectively comprise an effective and well-functioning Board. Textron’s directors have experience with businesses that operate in industries in which Textron operates or that involve skills that are integral to Textron’s operations.

TEXTRON 2020 PROXY STATEMENT     3

Our director nominees offer an effective mix of relevant experience and skills, as illustrated below (by percentage of board members):

Director Experience and Skills

AEROSPACE AND DEFENSE		40%

FINANCE / ACCOUNTING		40%

INTERNATIONAL BUSINESS			50%

MARKETING AND SALES		40%

OPERATIONS AND MANUFACTURING	30%

PUBLIC COMPANY BOARD EXPERIENCE					90%

SENIOR LEADERSHIP						100%

STRATEGIC PLANNING				60%

TECHNOLOGY / R&D	30%

Although the Nominating and Corporate Governance Committee does not have a formal policy for considering diversity in identifying nominees for director, it seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. During its recent refreshment process, increasing the diversity of the Board was a significant focus in developing the pool from which we identified qualified director candidates. Our Board provides diverse and independent oversight, with director tenure that balances institutional knowledge with fresh perspectives, as illustrated below:

Gender Diversity	Balanced Tenure	Number of Independent Directors

4      TEXTRON 2020 PROXY STATEMENT

Biographical information about each nominee, as well as highlights of the specific experience, qualifications, attributes and skills of our individual Board members, are included below:

Scott C. Donnelly Director Since 2009 Chairman

Experience, Qualifications, Attributes and Skills

•  Significant experience in the aerospace and defense sector

•  Deep operational experience in innovation, manufacturing, sales and marketing, portfolio management, talent development and business processes

•  First-hand, real-time experience in, and understanding of, Textron operations

Mr. Donnelly, 58, is Chairman, President and Chief Executive Officer of Textron. Mr. Donnelly joined Textron in June 2008 as Executive Vice President and Chief Operating Officer and was promoted to President and Chief Operating Officer in January 2009. He was appointed to the Board of Directors in October 2009, became Chief Executive Officer of Textron in December 2009 and Chairman of the Board in September 2010. Previously, Mr. Donnelly was the President and CEO of General Electric (GE) Company’s Aviation business unit, a position he had held since July 2005. GE’s Aviation business unit is a leading maker of commercial and military jet engines and components as well as integrated digital, electric power and mechanical systems for aircraft. Prior to July 2005, Mr. Donnelly served as Senior Vice President of GE Global Research, one of the world’s largest and most diversified industrial research organizations with facilities in the U.S., India, China and Germany and held various other management positions since joining GE in 1989. In 2013, Mr. Donnelly joined the board of directors of Medtronic plc.

Kathleen M. Bader Director Since 2004

Experience, Qualifications, Attributes and Skills

•  Comprehensive experience in strategic planning and change management

•  Expertise in managing strategic business process implementation within global industrial business environments

•  Extensive experience in advancing customer loyalty and employee satisfaction

•  Expertise in expansion of international business

Ms. Bader, 69, was President and Chief Executive Officer of NatureWorks LLC, which makes proprietary plastic resins and was formerly known as Cargill Dow LLC, until her retirement in January 2006. Formerly, she was a Business President of a $4.2 billion plastics portfolio at the Dow Chemical Company, a diversified chemical company. She joined Dow in 1973 and held various management positions in Dow’s global and North American operations, before becoming Chairman, President and Chief Executive Officer of Cargill Dow LLC, at the time an equal joint venture between Dow and Cargill Incorporated, in February 2004. She assumed the position of President and Chief Executive Officer of NatureWorks in February 2005 following Cargill’s acquisition of Dow’s interest in Cargill Dow. Ms. Bader previously served as a director of Tyson Foods, Inc., from 2011 to 2015. She also served for seven years on President Bush’s Homeland Security Advisory Council.

R. Kerry Clark Director Since 2003

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in establishing brand equity worldwide and extending strategic initiatives globally

•  Leadership skills in enhancing customer service and advancing customer relationships

•  Significant experience in corporate governance, talent development, change management, marketing and business development

•  Audit Committee Financial Expert

Mr. Clark, 67, is the retired Chairman and Chief Executive Officer of Cardinal Health, Inc., a leading provider of services supporting the health care industry. He joined Cardinal Health in April 2006 as President and Chief Executive Officer, became Chairman in November 2007 and retired in September 2009. Prior to joining Cardinal Health he was Vice Chairman of the Board, P&G Family Health, and a director of The Procter and Gamble Company, which markets consumer products in over 140 countries, from 2002–2006. He joined Procter and Gamble in 1974 and served in various key executive positions before becoming Vice Chairman of the Board in 2002, and held that position until leaving the company in April 2006. Mr. Clark became a director of General Mills, Inc. in 2009 and a director of Anthem, Inc. in 2014. He served as a director of Avnet, Inc. from 2012 through 2019.

TEXTRON 2020 PROXY STATEMENT     5

James T. Conway Director Since 2011

Experience, Qualifications, Attributes and Skills

•  Experience managing complex operational and strategic issues

•  Deep understanding of the U.S. military

•  Broad knowledge of the defense industry and international security issues

•  Demonstrated leadership and management skills

Mr. Conway, 72, is a retired General in the United States Marine Corps who served as the 34th Commandant of the Marine Corps from 2006 through his retirement in 2010 and concurrently as a member of the Joint Chiefs of Staff. Prior to being named Commandant, Mr. Conway served as Director of Operations (J-3) on the Joint Chiefs of Staff. Among his previous postings were Commanding General of I Marine Expeditionary Force from 2002 through 2004 (which involved two combat tours in Iraq), Commanding General of the 1st Marine Division, and President of the Marine Corps University. Mr. Conway has been a director of Vislink Technologies, Inc. (formerly, xG Technology, Inc.) since 2015.

Paul E. Gagné Director Since 1995 Lead Director

Experience, Qualifications, Attributes and Skills

•  Significant executive management and financial management experience

•  Expertise in corporate strategic planning and risk management

•  Considerable experience with Canadian business opportunities and practices and other international business opportunities

•  Audit Committee Financial Expert

Mr. Gagné, 73, is the retired Chairman of Wajax Corporation, a leading Canadian distributor and support service provider of mobile equipment, industrial components and power systems, a position he had held from 2006 until his retirement in 2018. He previously was President and Chief Executive Officer of Avenor Inc., a publicly-traded Canadian forest products company, serving in that capacity from 1991 until November 1997, when he left the company. In 1998, Mr. Gagné joined Kruger Inc., a Canadian privately held producer of paper and tissue, as a consultant in corporate strategic planning, serving in that capacity until December 2002. He is also a director of Norbord Inc. (formerly, Ainsworth Lumber Co. Ltd.) since 2011, and he previously served as a director of CAE Inc. from 2006 through 2017.

Ralph D. Heath Director Since 2017

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in developing and growing business within the aerospace and defense industry

•  Deep understanding of working with the Department of Defense, including government defense program management

•  Significant experience in international business development in aerospace and defense markets

•  Audit Committee Financial Expert

Mr. Heath, 71, is the retired Executive Vice President—Aeronautics of Lockheed Martin Corporation, a global security and aerospace company. He joined Lockheed in 1975 and became Executive Vice President & Chief Operating Officer, Aeronautics in 1999 until his appointment in 2002 as Executive Vice President & General Manager, F-22 Raptor Program. In 2005, he became Executive Vice President— Aeronautics, a role he held until his retirement in 2012. During his tenure, Mr. Heath led the revitalization of the C-130 program, international expansion of the F-16 program, and the development and delivery of the F-22 and F-35 fighter aircraft. Mr. Heath served on the Board of Directors of Hawker Beechcraft from 2013-2014, prior to Textron’s acquisition of the Beechcraft business.

6      TEXTRON 2020 PROXY STATEMENT

Deborah Lee James Director Since 2017

Experience, Qualifications, Attributes and Skills

•  Deep expertise in national security

•  Significant experience in U.S. government procurement and logistics

•  Demonstrated leadership and management skills

•  Extensive experience in the cybersecurity field

Ms. James, 61, is the retired 23rd Secretary of the United States Air Force, a position she held from December 2013 to January 2017. Prior to her role as Secretary of the Air Force, Ms. James held various executive positions during a 12-year tenure at Science Applications International Corporation (SAIC), a provider of services and solutions in the areas of defense, health, energy, infrastructure, intelligence, surveillance, reconnaissance and cybersecurity to agencies of the U.S. Department of Defense (DoD), the intelligence community, the U.S. Department of Homeland Security, foreign governments and other customers, most recently serving as Sector President, Technical and Engineering of the Government Solutions Group. Earlier in her career, Ms. James served as Professional Staff Member for the House Armed Services Committee and as the DoD Assistant Secretary of Defense for Reserve Affairs. Ms. James has served as a director of Unisys Corporation since 2017.

Lionel L. Nowell III Director Since 2020

Experience, Qualifications, Attributes and Skills

•  Deep expertise in treasury functions, including debt, investments, capital markets strategies, foreign exchange and insurance

•  Significant experience in financial reporting and accounting of large international businesses

•  Extensive global perspective in risk management and strategic planning

•  Audit Committee Financial Expert

Mr. Nowell, 65, is the retired Senior Vice President and Treasurer of PepsiCo, Inc., a worldwide food and beverage company, where he managed a global staff with responsibility for the company’s worldwide Treasury function. He joined PepsiCo in 1999 as Senior Vice President and Corporate Controller, and from 2000-2001 served as the Executive Vice President and Chief Financial Officer of Pepsi Bottling Group, Inc. before being named Senior Vice President and Treasurer of PepsiCo in 2001, a role he held until his retirement in 2009. Prior to PepsiCo, Mr. Nowell served as Senior Vice President, Strategy and Business Development at RJR Nabisco from 1998 to 1999 and from 1991 to 1998, he held various senior financial roles at the Pillsbury division of Diageo plc, including Chief Financial Officer of its Pillsbury North America, Pillsbury Foodservice and Häagen-Dazs businesses. Earlier in his career, he held finance roles at Pizza Hut, which at the time was a division of PepsiCo, and Owens Corning. Mr. Nowell has served as a director of American Electric Power Company since 2004 and does not plan to stand for re-election at its April 2020 annual meeting. He also serves as a director of Bank of America Corporation (since 2013) and Ecolab Inc. (since 2018).

James L. Ziemer Director Since 2007

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in establishing brand equity worldwide

•  Leadership experience in fostering outstanding customer satisfaction and loyalty

•  Significant experience with the captive finance business model

Mr. Ziemer, 70, was the President and Chief Executive Officer and a director of Harley-Davidson, Inc. until his retirement in April 2009. Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company which design, manufacture and sell motorcycles and related parts and accessories, and Harley-Davidson Financial Services, which provides related financing and insurance. Mr. Ziemer had been a director of Harley-Davidson, Inc. since December 2004 and was named President and Chief Executive Officer in April 2005. He previously served as Vice President and Chief Financial Officer of Harley-Davidson from December 1990 to April 2005 and President of the Harley-Davidson Foundation, Inc. from 1993 to 2006. Mr. Ziemer is also a director of Thor Industries, Inc. (since 2010).

TEXTRON 2020 PROXY STATEMENT     7

Maria T. Zuber Director Since 2016

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in scientific research

•  Considerable leadership experience, including in relationships with the federal government

•  Deep understanding of emerging technologies

Ms. Zuber, 61, is the Vice President for Research and the E.A. Griswold Professor of Geophysics at the Massachusetts Institute of Technology where she has been a member of the faculty in the Department of Earth, Atmospheric and Planetary Sciences since 1995. In her role as Vice President for Research, to which she was appointed in 2013, she has overall responsibility for research administration and policy at MIT, overseeing MIT Lincoln Laboratory and more than a dozen interdisciplinary research laboratories and centers, and plays a central role in research relationships with the federal government. Since 1990, she has held leadership roles associated with scientific experiments or instrumentation on ten NASA missions. In 2013, President Obama appointed Ms. Zuber to the National Science Board, and, in 2018 she was reappointed by President Trump. She served as Board Chair from 2016-2018. In December 2017, Ms. Zuber became a director of Bank of America Corporation.

The Board of Directors recommends a vote “FOR” each of the director nominees (Items 1a through 1j on the proxy card).

8      TEXTRON 2020 PROXY STATEMENT

CORPORATE GOVERNANCE

GOVERNANCE HIGHLIGHTS

Textron is committed to sound corporate governance practices, including the following:

Director Independence

● 9 of our 10 director nominees are independent, with our CEO being the only management director.

● Our three principal Board committees, the Audit, Nominating and Corporate Governance, and Organization and Compensation Committees, are each comprised of entirely independent directors.

● The independent directors meet regularly in executive session without management present.

Independent Lead Director

● Our independent directors elect a director from among them to serve as Lead Director, generally for a three-year term, with annual ratification.

● The Lead Director is assigned clearly defined and expansive duties.

● The Lead Director presides at executive sessions of the independent directors without management present at each regularly scheduled Board meeting.

Board Accountability and Practices

● All directors must stand for election annually and be elected by a majority of votes cast in uncontested elections.

● During 2019, each director attended at least 75% of the total number of Board and applicable committee meetings, and all director nominees attended the Annual Meeting of Shareholders.

● The Board and each of its three principal committees perform annual self-evaluations.

● Directors may not stand for reelection after their 75th birthday.

Shareholder Rights

● Shareholders holding 25% of our outstanding shares may call a special meeting of shareholders.

● Our By-Laws provide for proxy access to allow eligible shareholders to include their own director nominees in the Company’s proxy materials.

Textron Stock

● We have robust stock ownership requirements for both our directors and our senior executives, all of whom currently meet their respective requirements.

● Our executives and our directors are prohibited from hedging or pledging Textron securities.

TEXTRON 2020 PROXY STATEMENT     9

DIRECTOR INDEPENDENCE

The Board of Directors has determined that Mses. Bader, James and Zuber and Messrs. Clark, Conway, Fish, Gagné, Heath, Nowell, Trotter and Ziemer, are independent, as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Textron Corporate Governance Guidelines and Policies which are posted on Textron’s website as described below. In making its determination, the Board examined relationships between directors or their affiliates with Textron and its affiliates and determined that each such relationship did not impair the director’s independence. Specifically, the Board considered the fact that, in 2019, the Textron Charitable Trust made a $20,000 donation to The Marine Corps University Foundation, an organization for which Mr. Conway serves as Chairman, and a $20,000 donation to the Semper Fi Wounded Warrior Fund, an organization for which Mr. Conway’s wife serves as Board Vice President. In addition, the Board considered that, in 2019, the Textron Charitable Trust made a $50,000 donation to The Atlantic Council, an organization for which Ms. James serves as a director. Textron has supported The Atlantic Council since 2002, with the amount of its contribution being $50,000 annually since 2011. The Board determined that these donations have not compromised either director’s independence as a Textron director.

LEADERSHIP STRUCTURE

Historically, as reflected in Textron’s Corporate Governance Guidelines and Policies, the Board has determined that the practice of combining the positions of Chairman of the Board and Chief Executive Officer serves the best interests of Textron and its shareholders. This is because the Board believes that the CEO, with his extensive knowledge of the Company’s businesses and full time focus on the business affairs of the Company, makes a more effective Chairman than an independent director, especially given the size and multi-industry nature of the Company’s business. The Board has committed to review, at least once every two years, whether combining these positions serves the best interests of Textron and its shareholders.

Our independent directors elect a Lead Director from among them for what is expected to be a three-year term with the appointment ratified annually. Currently, Mr. Gagné serves as Lead Director. The Lead Director is assigned clearly defined and expansive duties under our Corporate Governance Guidelines and Policies, including:

●	Presiding at all meetings of the Board at which the Chairman is not present, including all executive sessions of the Board;
●	Serving, when needed, as liaison between the CEO and the independent directors;
●	Identifying, together with the CEO, key strategic direction and operational issues upon which the Board’s annual core agenda is based;
●	Discussing agenda items and time allocated for agenda items with the CEO prior to each Board meeting, including the authority to make changes and approve the agenda for the meeting;
●	Determining the type of information to be provided to the directors for each scheduled Board meeting;
●	Convening additional executive sessions of the Board;
●	Being available for consultation and direct communication with Textron shareholders; and
●	Such other functions as the Board may direct.

Textron’s Corporate Governance Guidelines and Policies also require that the Board meet in executive session for independent directors without management present at each regularly scheduled Board meeting. Textron’s Lead Director presides at these sessions and at any additional executive sessions convened at the request of a director. During 2019, the independent directors met in executive session without management present during each of the Board’s six regularly scheduled meetings.

The functions of the Board are carried out by the full Board, and, when delegated, by the Board committees, with each director being a full and equal participant. The Board is committed to high standards of corporate governance and its Corporate Governance Guidelines and Policies were designed, in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all non-management Board members. The evaluation

10      TEXTRON 2020 PROXY STATEMENT

is used by the Organization and Compensation Committee as a basis to recommend the compensation of the CEO. In addition, the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee are composed entirely of independent directors. Each of these committees’ charters provides that the committee may seek the counsel of independent advisors and each routinely meets in executive session without management present. The Board and each of its three principal committees perform an annual self-evaluation.

MEETING ATTENDANCE

During 2019, the Board of Directors held six regular meetings and one special meeting. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve, as well as the annual meeting of shareholders. Each director attended at least 75% of the total number of Board and applicable committee meetings. All directors attended the 2019 annual meeting of shareholders.

OTHER DIRECTORSHIPS

Textron’s Corporate Governance Guidelines and Policies provide that non-management directors may serve on four other public company boards, provided that, in the case of a director who is a chief executive officer of a public company, the limit is two other such boards.

BOARD COMMITTEES

The Board of Directors has established the following three standing committees to assist in executing its duties: Audit, Nominating and Corporate Governance, and Organization and Compensation. The primary responsibilities of each of the committees are described below, together with the current membership and number of meetings held in 2019. Each of these committees is composed entirely of independent, non-management directors. Each of these committees has a written charter. Copies of these charters are posted on Textron’s website, www.textron.com, under “Investors—Corporate Governance—Committee Charters,” and are also available in print upon request to Textron’s Secretary.

Member Name	AUDIT COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	ORGANIZATION AND COMPENSATION COMMITTEE

Kathleen M. Bader
R. Kerry Clark
James T. Conway
Lawrence K. Fish
Paul E. Gagné*
Ralph D. Heath
Deborah Lee James
Lionel L. Nowell III
Lloyd G. Trotter
James L. Ziemer
Maria T. Zuber

Member	Chair	Audit Committee Financial Expert

* Lead Director

TEXTRON 2020 PROXY STATEMENT     11

AUDIT COMMITTEE	Meetings in 2019: 10

R. Kerry Clark (Chair) Kathleen M. Bader Paul E. Gagné Ralph D. Heath Lionel L. Nowell III Deborah Lee James Lloyd G. Trotter

Primary Responsibilities:

•  Assists the Board with its oversight of (i) the integrity of Textron’s financial statements, (ii) Textron’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of Textron’s internal audit function and independent auditor, and (v) risk management

•  Directly responsible for the appointment, compensation, retention and oversight of Textron’s independent auditors

The Board has determined that each member of the Audit Committee is independent as defined for audit committee members in the listing standards of the New York Stock Exchange. No member of the committee simultaneously serves on the audit committees of more than three public companies. The Board of Directors has determined that Mr. Clark, Mr. Gagné, Mr. Heath and Mr. Nowell each are “audit committee financial experts” under the criteria adopted by the Securities and Exchange Commission.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Meetings in 2019: 4

James T. Conway (Chair) Kathleen M. Bader Lawrence K. Fish Deborah Lee James Lionel L. Nowell III Maria T. Zuber

Primary Responsibilities:

•  Identifies individuals to become Board members and recommends that the Board select the director nominees for the next annual meeting of shareholders, considering suggestions regarding possible candidates from a variety of sources, including shareholders

•  Develops and recommends to the Board a set of corporate governance principles applicable to Textron

•  Oversees the evaluation of the Board and its committees

•  Annually reviews the Board’s committee structure, charters and membership

•  Makes recommendations on compensation of the Board after conducting an annual review of director compensation and benefits program, consulting with independent board compensation advisors, as appropriate

•  Annually reviews the Board’s composition, appropriate size of the Board, results of the review of the Board’s overall performance and the strategy of the Company to determine future requirements for Board members

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under the New York Stock Exchange listing standards.

12      TEXTRON 2020 PROXY STATEMENT

ORGANIZATION AND COMPENSATION COMMITTEE	Meetings in 2019: 7

James L. Ziemer (Chair) Lawrence K. Fish Paul E. Gagné Ralph D. Heath Lloyd G. Trotter Maria T. Zuber

Primary Responsibilities:

•  Approves compensation arrangements, including merit salary increases and any annual and long-term incentive compensation, with respect to the Chief Executive Officer and other executive officers of the Company

•  Oversees and, where appropriate, takes actions with respect to compensation arrangements applicable to other corporate officers

•  Amends any executive compensation plan or nonqualified deferred compensation plan of the Company and its subsidiaries to the same extent that the plan may be amended by the Board

•  Administers the executive compensation plans and nonqualified deferred compensation plans of the Company and its subsidiaries

•  Approves the Chief Executive Officer’s and other executive officers’ responsibilities and performance against pre-established performance goals

•  Plans for the succession of the Company’s management

See the Compensation Discussion and Analysis (CD&A) beginning on page 21 for more information on the Organization and Compensation Committee’s processes and the role of management and consultants in determining the form and amount of executive compensation. The Board of Directors has determined that each member of the committee is independent as defined under the New York Stock Exchange listing standards applicable to compensation committee members.

EXECUTIVE COMMITTEE

Textron’s Board also maintains an Executive Committee which has the power, between meetings of the Board of Directors, to exercise all of the powers of the full Board, except as specifically limited by Textron’s By-Laws and Delaware law. Currently, Mr. Donnelly, Mr. Clark, Mr. Conway, Mr. Gagné and Mr. Ziemer comprise the Executive Committee, which did not meet during 2019.

RISK OVERSIGHT

The Board oversees the Company’s enterprise risk management process. Management reviews the process, including identification of key risks and steps taken to address them, with the full Board on a periodic basis. These reviews occur at an annual dedicated risk management session and as part of the Board’s annual review of the Company’s strategy. Although the full Board is responsible for this oversight function, the Organization and Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee assist the Board in discharging its oversight duties.

The Organization and Compensation Committee reviews risks related to the subject matters enumerated in its charter, including risks associated with the Company’s compensation programs, to provide incentive compensation arrangements for senior executives that do not encourage inappropriate risk taking. The Nominating and Corporate Governance Committee considers risks related to the subject matters for which it is responsible as identified in its charter, including risks associated with corporate governance. Similarly, the Audit Committee discusses with management and the independent auditor, as appropriate, (i) risks related to its duties and responsibilities as described in its charter, (ii) management’s policies and processes for risk assessment and risk management, including with respect to cybersecurity risks, and (iii) in the period between the Board’s risk oversight reviews, management’s evaluation of the Company’s major risks and the steps management has taken or proposes to take to monitor and mitigate such risks.

Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board itself remains responsible for the oversight of the Company’s risk management program.

TEXTRON 2020 PROXY STATEMENT     13

CORPORATE GOVERNANCE GUIDELINES AND POLICIES

Textron’s Corporate Governance Guidelines and Policies, originally adopted in 1996 and most recently revised in February 2020, meet or exceed the listing standards adopted by the New York Stock Exchange and are posted on Textron’s website, www.textron.com, under “Investors—Corporate Governance/Corporate Governance Guidelines and Policies,” and are also available in print upon request to Textron’s Secretary.

CODE OF ETHICS

Textron’s Business Conduct Guidelines, originally adopted in 1979 and most recently revised in September 2010, are applicable to all employees of Textron, including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron’s website, www.textron.com, under “About—Our Commitment—Ethics and Compliance/Business Conduct Guidelines,” and are also available in print upon request to Textron’s Secretary. We intend to post on our website, at the address specified above, any amendments to the Business Conduct Guidelines or the grant of a waiver from a provision of the Business Conduct Guidelines requiring disclosure under applicable Securities and Exchange Commission rules within four business days following the date of the amendment or waiver.

SHAREHOLDER COMMUNICATIONS TO THE BOARD

Shareholders or other interested parties wishing to communicate with the Board of Directors, the Lead Director, the non- management directors as a group or with any individual director may do so by calling (866) 698-6655 (toll-free) or (401) 457-2269, writing to Board of Directors at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, or by e-mail to textrondirectors@textron.com. The telephone numbers and addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors, the Lead Director, the non- management directors or the specified director.

DIRECTOR NOMINATIONS

Nominees suggested by shareholders will be communicated to the Nominating and Corporate Governance Committee for consideration in the committee’s selection process. Shareholder-recommended candidates are evaluated using the same criteria used for other candidates. The committee also periodically retains a third-party search firm to assist in the identification and evaluation of candidates.

Textron’s By-Laws contain a provision which imposes certain requirements upon nominations for directors made by shareholders, including proxy access nominees, at the annual meeting of shareholders or a special meeting of shareholders at which directors are to be elected. Shareholders wishing to nominate an individual for director at the annual meeting must submit timely notice of nomination within the time limits described below, under the heading “Shareholder Proposals and Other Matters for 2021 Annual Meeting” on page 55, to the committee, c/o Textron’s Secretary, along with the information described in our By-Laws.

All candidates are evaluated against the Board’s needs and the criteria for membership to the Board set forth above. The committee must also take into account our By-Laws which provide that no person shall be elected a director who has attained the age of 75. In addition, the Corporate Governance Guidelines and Policies provide that a substantial majority of the Company’s directors must be independent under the standards of the New York Stock Exchange. All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

COMPENSATION OF DIRECTORS

During 2019, for their service on the Board, non-employee directors were paid an annual retainer of $260,000 ($135,000 of which was required to be deferred and paid in the form of stock units, as discussed below). The annual retainer is prorated for directors who serve on the Board for a portion of the year. Each member of the Audit Committee (including the chair) received an additional retainer of $15,000, and the chairs of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee received, respectively, an additional $15,000, $15,000 and $20,000, and the Lead Director received an additional $30,000. In addition, Textron reimburses each director for his or her expenses in attending Board or committee meetings.

14      TEXTRON 2020 PROXY STATEMENT

Textron maintains a Deferred Income Plan for Non-Employee Directors (the “Directors’ Deferred Income Plan”) under which they can defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest-bearing account which bears interest at a monthly rate that is one-twelfth of the greater of 8% and the average for the month of the Moody’s Corporate Bond Yield Index, but in either case, not to exceed a monthly rate equal to 120% of the Applicable Federal Rate as provided under Section 1274(d) of the Internal Revenue Code, or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Textron credits dividend equivalents to the stock unit account. Directors were required to defer a minimum of $135,000 of their 2019 annual retainer into the stock unit account.

Textron sponsors a Directors Charitable Award Program that was closed to new participants in 2004. Under the program, Textron contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each participating director upon his or her death, and the Trust donates 50% of that amount in accordance with the director’s recommendation among up to five charitable organizations. Textron currently maintains life insurance policies on the lives of the participating directors, the proceeds of which may be used to fund these contributions. The premiums on the policies insuring our current directors who participate in this program (Ms. Bader and Messrs. Clark, Fish and Gagné) have been fully paid so there were no expenditures associated with these policies during 2019. The directors do not receive any direct financial benefit from this program as the insurance proceeds and charitable deductions accrue solely to Textron. Non-employee directors also are eligible to participate in the Textron Matching Gift Program under which Textron will match contributions of directors and full-time employees to eligible charitable organizations at a 1:1 ratio up to a maximum of $7,500 per year.

Non-employee directors are eligible to receive awards granted under the Textron Inc. 2015 Long-Term Incentive Plan. Other than a one-time grant of 2,000 shares of restricted stock (the “Restricted Shares”) received upon joining the Board, they currently do not receive any such awards. The Restricted Shares do not vest until the director has completed at least five years of Board service and all successive terms of Board service to which he or she is nominated and elected or in the event of death or disability or a change in control of Textron.

None of our directors receive compensation for serving on the Board from any shareholder or other third party. Employee directors do not receive fees or other compensation for their service on the Board or its committees.

Changes to Director Compensation Program for 2020

In December 2019, the Nominating and Corporate Governance Committee conducted its annual review of the type and amount of compensation paid to our non-employee directors for their service on our Board and its committees. The Committee considered the results of an analysis prepared by its independent compensation consultant, Semler Brossy Consulting Group, which included non-employee director compensation trends and data from Textron’s Talent Peer Group companies as well as companies included in the 2018-2019 NACD Annual Director Compensation Survey. After its review, the Committee recommended, and the Board approved, increasing the annual retainer for our non-employee directors for 2020 from $260,000 to $270,000, of which $145,000 will be in the form of equity, and increasing the Lead Director’s annual retainer from $30,000 to $35,000.

In addition, the Committee recommended, and the Board approved, issuing the equity portion of the annual Board retainer in the form of stock-settled restricted stock units (“RSUs”) rather than as deferred stock units under the Directors’ Deferred Income Plan (as described above). The RSUs will be issued annually on the date of the annual meeting, beginning with the 2020 annual meeting, and will vest in one year unless the director elects to defer settlement of the RSUs until the director’s separation from service on the Board. No changes were made related to the cash portion of the annual Board retainer or to the ability of directors to defer all or part of their cash compensation until retirement from the Board.

These changes are intended to align Textron’s program more closely with peer company practices. With regard to the increase in the annual retainer, the Board believes that modest, biennial increases are preferable to less frequent, larger increases which otherwise would be needed to keep pace with peer company levels.

TEXTRON 2020 PROXY STATEMENT     15

Director Compensation Table

The following table provides 2019 compensation information for our directors other than Mr. Donnelly, whose compensation is reported in the Summary Compensation Table on page 38.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Kathleen M. Bader	140,000	135,000		275,000
R. Kerry Clark	155,000	135,000	7,500	297,500
James T. Conway	140,000	135,000		275,000
Lawrence K. Fish	125,000	135,000		260,000
Paul E. Gagné	170,000	135,000		305,000
Ralph D. Heath	140,000	135,000	5,000	280,000
Deborah Lee James	140,000	135,000		275,000
Lloyd G. Trotter	140,000	135,000	7,500	282,500
James L. Ziemer	145,000	135,000		280,000
Maria T. Zuber	125,000	135,000		260,000

(1)

The amounts in this column represent the grant date fair value of the portion of the director’s annual retainer mandatorily deferred into the stock unit account under the Directors Deferred Income Plan. These amounts are converted to stock units at a grant date fair value equal to the average share price for the calendar quarter in which the fees were payable.

(2)	The amounts in this column represent the amounts of matching contributions made by the Company on behalf of participating directors pursuant to the Textron Matching Gift Program.

DIRECTOR STOCK OWNERSHIP REQUIREMENTS

In order to align the financial interests of our directors with the interests of our shareholders, we require that our directors maintain a specified level of stock ownership equal to eight times the portion of their annual retainer payable in cash. Toward this end, in 2019 we required all non-employee directors to defer a minimum of $135,000 of their annual retainer into the stock unit account of the Directors Deferred Income Plan. All directors currently meet the stock ownership requirement, which allows them to achieve the required level of ownership over time in the case of directors who have more recently joined the Board. We also have a stock retention policy restricting non-employee directors from transferring the Restricted Shares or the stock units credited under the Directors’ Deferred Income Plan while they serve on the Board. As described above, RSUs will be issued to directors beginning in 2020 for the equity portion of their annual retainer. To the extent that directors do not defer settlement of their RSUs, they may not sell shares of common stock received upon vesting of RSUs unless the stock ownership requirement has been met.

ANTI-HEDGING AND PLEDGING POLICY

Our directors are prohibited from (i) pledging Textron securities as collateral for any loan or holding Textron securities in a margin account or (ii) engaging in short sales of Textron securities or transactions in publicly-traded options or derivative securities based on Textron’s securities.

16      TEXTRON 2020 PROXY STATEMENT

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our common stock as of January 1, 2020, unless otherwise noted, by:

●	Each person or group known by us to own beneficially more than 5% of our common stock;
●	Each of our directors;
●	Each of our named executive officers, as defined under Securities and Exchange Commission rules (“NEOs”); and
●	All of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are exercisable, or restricted stock units that will vest, within 60 days of January 1, 2020, and shares held for the executive officers by the trustee under the Textron Savings Plan, are considered outstanding and beneficially owned by the person holding the option or unit or participating in the Plan but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted.

Directors and Executive Officers	Number of Shares of Common Stock		Percent of Class

Kathleen M. Bader	12,775	(1)	*
R. Kerry Clark	7,000	(1)	*
Frank T. Connor	647,751	(2)(3)	*
James T. Conway	2,034	(1)	*
Scott C. Donnelly	2,277,378	(2)(3)	*
Julie G. Duffy	56,475	(2)(3)	*
Lawrence K. Fish	2,000	(1)	*
Paul E. Gagné	5,257	(1)	*
Ralph D. Heath	2,000	(1)	*
Deborah Lee James	2,007	(1)	*
E. Robert Lupone	239,598	(2)(3)	*
Lloyd G. Trotter	2,111	(1)	*
Lionel L. Nowell III	2,000		*
James L. Ziemer	2,152	(1)	*
Maria T. Zuber	2,009	(1)	*
All current directors and executive officers as a group (15 persons)	3,262,547		1.4%
Beneficial Holders of More than 5%
BlackRock, Inc.(4)	18,311,457		8.0%
T. Rowe Price Associates, Inc.(5)	31,834,742		14.0%
The Vanguard Group, Inc.(6)	25,120,943		11.0%

*	Less than 1% of the outstanding shares of common stock.
(1)	Excludes stock units held by our non-employee directors under the Directors Deferred Income Plan that are paid in cash following termination of service as a director, based upon the value of Textron common stock, as follows: Ms. Bader, 63,527 shares; Mr. Clark, 82,281 shares; Mr. Conway, 26,899 shares; Mr. Fish, 100,315 shares; Mr. Gagné,111,875 shares; Mr. Heath, 11,962 shares; Ms. James, 6,097 shares; Mr. Trotter, 101,242 shares; Mr. Ziemer, 76,412 shares; and Ms. Zuber, 9,617 shares.

TEXTRON 2020 PROXY STATEMENT     17

(2)	Includes the following shares obtainable within 60 days of January 1, 2020, as follows: (i) upon the exercise of stock options: Mr. Connor, 545,828 shares; Mr. Donnelly, 1,856,006 shares; Ms. Duffy, 35,416 shares; Mr. Lupone, 176,712 shares and (ii) upon the vesting of RSUs: Mr. Connor, 18,696 shares; Mr. Donnelly, 64,875 shares; Ms. Duffy, 1,890 shares; Mr. Lupone, 8,484 shares; and all directors and executive officers as of 2019 year-end as a group, 2,707,907 shares.
(3)

Excludes (i) stock units held under non-qualified deferred compensation plans that are paid in cash, based upon the value of Textron common stock, as follows: Mr. Connor, 8,876 shares; Mr. Donnelly,14,666 shares; Ms. Duffy, 1,127 shares; and Mr. Lupone, 4,550 shares; (ii) unvested RSUs payable in stock, not obtainable within 60 days of January 1, 2020, as follows: Mr. Connor, 54,539 shares; Mr. Donnelly, 187,770 shares; Ms. Duffy, 11,854 shares; and Mr. Lupone, 24,035 shares; (iii) unvested PSUs payable in cash when earned based upon the value of Textron common stock, as follows: Mr. Connor, 60,316 shares; Mr. Donnelly, 206,062 shares; Ms. Duffy, 16,678 shares; and Mr. Lupone, 26,305 shares.

(4)

Based on information disclosed in Amendment No. 5 to Schedule 13G filed by BlackRock, Inc. on February 6, 2020. According to this filing, as of December 31, 2019, BlackRock, Inc., through its various entities, beneficially owns these shares and has sole power to dispose of or direct the disposition of all of these shares and sole power to vote or direct the voting of 16,744,279 of these shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Based on information disclosed in Amendment No. 10 to Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2020. According to this filing, as of December 31, 2019, T. Rowe Price Associates, Inc., in its capacity as investment adviser for various individual and institutional investors, is deemed to beneficially own these shares as to which it has sole dispositive power and, with respect to 12,033,006 of these shares, sole voting power; however, T. Rowe Price Associates, Inc. expressly disclaims such beneficial ownership. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(6)

Based on information disclosed in Amendment No. 9 to Schedule 13G filed by The Vanguard Group, Inc. on February 12, 2020. According to this filing, as of December 31, 2019, The Vanguard Group, Inc. beneficially owns these shares and has sole power to dispose of or direct the disposition of 24,744,134 of these shares, shared power to dispose of or direct the disposition of 376,809 of these shares, sole power to vote or direct the voting of 331,747 of these shares and shared power to vote or direct the voting of 54,468 of these shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 259,679 shares, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 184,551 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

18      TEXTRON 2020 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities:

The committee reviewed and discussed the audited consolidated financial statements and the related schedule in the Annual Report referred to below with management. The committee also reviewed with management and the independent registered public accounting firm (the “independent auditors”) the reasonableness of significant judgments, including critical audit matters, and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee by applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. In addition, the committee discussed with the independent auditors the auditors’ independence from management and the Company. This discussion included the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence and considered the possible effect of non- audit services on the auditors’ independence.

The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The committee also reviewed the Company’s compliance program. Ten committee meetings were held during the year.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements and the related schedule be included in the Annual Report on Form 10-K for the fiscal year ended January 4, 2020, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the Company’s independent auditors for 2020 and recommended that this selection be submitted to the shareholders for ratification. In determining whether to reappoint Ernst & Young LLP as the Company’s independent auditor, the committee took into consideration a number of factors, including the quality of the committee’s ongoing discussions with Ernst & Young LLP and an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP.

R. KERRY CLARK, CHAIR
KATHLEEN M. BADER
PAUL E. GAGNÉ
RALPH D. HEATH
DEBORAH LEE JAMES
LIONEL L. NOWELL III
LLOYD G. TROTTER

TEXTRON 2020 PROXY STATEMENT     19

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has furnished the following report:

The Committee reviewed the Compensation Discussion and Analysis to be included in Textron’s 2020 Proxy Statement and discussed that Analysis with management.

Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Textron’s 2020 Proxy Statement and Textron’s Annual Report on Form 10-K for the fiscal year ended January 4, 2020.

This report is submitted by the Organization and Compensation Committee.

JAMES L. ZIEMER, CHAIR
LAWRENCE K. FISH
PAUL E. GAGNÉ
RALPH D. HEATH
LLOYD G. TROTTER
MARIA T. ZUBER

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Key 2019 Performance Highlights

During 2019, we achieved $1.27 billion in segment profit on revenues of $13.63 billion, and our manufacturing businesses generated $960 million of net cash from operating activities of continuing operations. We continued our strategy of investing in new products with $647 million invested in research and development activities for the year, along with $339 million in capital expenditures. We returned $521 million to our shareholders through share repurchases and dividend payments. Backlog increased 8% to $9.8 billion, which includes new contracts with the U.S. Government for spares and logistic support for the V-22 tiltrotor aircraft and the H-1 helicopter programs at the Bell segment.

Business highlights of the year include:

●

At Textron Aviation, we certified and began deliveries of our newest Citation, the Longitude super mid-size jet, delivering 13 Longitudes in 2019, including the first Longitude to NetJets. We also advanced the development of our new Cessna SkyCourier twin-engine large-utility turboprop that we expect will have its first flight in early 2020. For the fourth consecutive year, our Citation Latitude jet that entered service in August 2015 was the most-delivered midsize business jet in the industry.

●

Bell completed a second year of flight testing of its V-280 Valor next generation tiltrotor aircraft, Bell’s competitor for the U.S. Army’s Future Long-Range Attack Aircraft program. Bell also introduced the Bell 360 Invictus, our offering for the Army’s Future Attack Reconnaissance Aircraft competition. In a significant foreign military sale, the Government of the Czech Republic agreed to purchase four Bell AH-1Z and eight UH-1Y helicopters.

●

At Textron Systems, the first Ship-to-Shore Connector craft successfully completed Acceptance Trials after a series of in-port and underway demonstrations for our U.S. Navy customer. The U.S. Army announced its intention to award us a contract to build four RIPSAW M5 unmanned vehicles designed and built by Textron System’s Howe & Howe Technologies company. In addition, Textron Systems’ Airborne Tactical Advantage Company won a contract to provide live military air-to- air training and support services to the U.S. Air Force.

●

Textron Specialized Vehicles entered into an agreement with Bass Pro Shops to design and manufacture a line of side-by- sides and ATVs to be branded as Tracker Off Road and distributed by Bass Pro Shops, Cabela’s and independent Tracker Marine dealers. Also, TSV’s golf business now has over 80,000 of its E-Z-GO ELiTE series of lithium-battery-powered vehicles, which excel in energy efficiency and performance, at more than 1,350 private golf facilities worldwide.

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2019 Shareholder Outreach and New 2020 Long-Term Incentive Compensation Program Design

Executive compensation decisions at Textron are made by our Board’s Organization and Compensation Committee (the “Committee”). One of the guiding objectives of Textron’s compensation program, as established by the Committee, is to align executive compensation with creating value for our shareholders. Therefore, the Board and the Committee take shareholder feedback and vote outcomes at our Annual Meeting seriously. In 2019, to obtain more direct input from our shareholders on our compensation program, we meaningfully increased our proactive shareholder outreach both before and after our 2019 Annual Meeting.

Prior to our 2019 Annual Meeting, we contacted most of our top 30 shareholders to discuss our executive compensation program. A Textron management team led by our Executive Vice President, Human Resources, and including our Vice President of Investor Relations, our Director of Executive Compensation and our Executive Counsel conducted engagement calls with shareholders representing approximately 21% of our outstanding shares. Our Lead Director was also involved in our outreach and participated on an engagement call with one of our larger shareholders. In addition, our Vice President of Investor Relations spoke to additional shareholders representing approximately 23% of our outstanding shares. In total prior to the Annual Meeting, we had direct discussions with shareholders representing approximately 45% of our outstanding shares.

During these calls, we communicated the Committee’s perspective with respect to our compensation program and invited feedback from our shareholders. Several shareholders expressed a preference for a greater emphasis on performance-based awards in our long-term incentive compensation program and indicated that a three-year performance period for the metrics in our performance share units (“PSUs”) would be preferable to the three one-year performance periods we have been using for these awards. In addition, some inquired about the use of the same performance metrics in both the annual and long-term incentive compensation programs.

In addition, in early 2019 and before our 2019 Annual Meeting, the Committee had initiated a rigorous Request-for-Proposals evaluation process with multiple firms to select its next independent compensation consultant in order to get a fresh, independent look at strategies that best align executive compensation with company performance and shareholder value. Following in-depth interviews and evaluations of several firms, the Committee chose a new consultant who was retained in July 2019.

In the five years prior to 2019, shareholder approval of our say-on-pay advisory votes was above 92% in each year, ranging from 92% to 95%. At our 2019 Annual Meeting, 55% of our shareholders approved our advisory say-on-pay vote on our 2018 executive compensation.

Following our 2019 Annual Meeting, we conducted an in-depth review of the company’s executive compensation program with the assistance of the Committee’s new independent compensation consultant. This review focused on our long-term incentive compensation program and included benchmarking competitive pay practices against peer companies, reviewing the efficacy of our program’s performance metrics in driving strategic business objectives and analyzing other potential long-term performance metrics.

The in-depth review of our executive compensation program identified several alternatives for program design. Before deciding upon design changes, the Committee sought to obtain additional shareholder input through a second round of discussions. In the latter half of 2019, we contacted shareholders representing approximately 52% of our outstanding shares to seek an opportunity to engage with them and hear their views on our executive compensation program. While some shareholders provided us with feedback that they did not believe a call was necessary, shareholders representing approximately 39% of our outstanding shares participated in engagement calls with our management team described above. The Committee Chair was also involved in this round of shareholder outreach and participated on an engagement call with one of our larger shareholders. On these calls, we heard the views of our shareholders on various aspects of our executive compensation program and specific input on potential changes to our long-term incentive compensation program. We also held calls with the two leading proxy advisory firms. Throughout this process, shareholder feedback was presented and discussed with the Committee and shared with our Board.

General compensation program themes that emerged from these shareholder discussions included:

●	Our shareholders would like more differentiation between the annual incentive and long-term incentive compensation programs, both with regard to performance period and metrics;
●	Our shareholders are not prescriptive on inclusion of particular metrics but desire performance metrics that drive company business strategy and creation of long-term shareholder value; and
●	Our shareholders generally prefer a long-term incentive compensation award mix in which at least 50% of the award is subject to performance-based metrics.

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Because the Committee had made its determinations for the 2019 executive compensation program in January 2019, well before the Committee’s program review and our shareholder outreach, and the Committee did not wish to implement design changes retroactively, this review and the feedback from shareholders has informed the Committee’s strategy on program design for 2020.

After careful consideration of all shareholder feedback, industry practices and input from our executive team, the Committee has implemented a number of significant changes for the 2020 long-term incentive compensation program designed to address the shareholder preferences described above. In addition, the Committee has made several changes to align our program with peer company practice or to achieve objectives identified by the Committee. These changes are summarized in the following chart:

2020 Long-Term Incentive Compensation (“LTIC”) Program Changes

Shareholder Preference/ Committee Objective	LTIC Program Changes and Rationale

● Performance period for LTIC should be differentiated from annual incentive program	Extend the performance period for PSU metrics to one three-year period instead of three one-year periods in order to more closely align LTIC with long-term company performance.
● Performance metrics for LTIC should be sufficiently differentiated from annual incentive program	For PSUs granted in 2020, performance metrics are Average Return on Invested Capital, weighted at 50%, Cumulative Manufacturing Cash Flow, weighted at 30%, and Relative Total Shareholder Return (“TSR”), weighted at 20%; whereas the performance metrics used for our 2020 annual incentive program are the same as in 2019 (described on page 31). These metrics were determined to align with key value drivers of our business and, together, are designed to incentivize our executives to make disciplined capital allocation decisions and to manage working capital, inventory and investments to generate returns and create value for our shareholders over the long-term.
● At least 50% of LTIC awards should be subject to performance-based metrics	Increase the percentage of PSUs in LTIC award mix. For 2020, PSUs represent 50% of target LTIC (up from 40% in recent years), with the percentage awarded as stock options and RSUs reduced proportionately. Because PSUs are subject to performance-based metrics, increasing the percentage of PSUs more closely aligns LTIC with long-term company performance. In addition, the Committee adjusted the PSU threshold payout opportunity from 50% to 25% and maximum payout opportunity from 150% to 200%, consistent with prevalent peer company practice, to enhance the effectiveness of PSUs over their three-year performance period through a range of economic and business scenarios.
● LTIC should align over a three-year period	Change vesting schedule for RSUs from vesting over five years in equal annual installments beginning on the third anniversary of the grant date to vesting in full on the third anniversary of the grant date, in order to align with the PSU performance period. This is the prevalent practice among our peer companies and therefore improves the competitiveness of our LTIC program for the attraction and retention of executive talent.
● Relative TSR should remain part of LTIC program	Move use of relative TSR from a discretionary modifier applied to PSUs to a stand-alone metric to maintain focus on stock performance as an important relative measure of company performance while improving clarity of program. In addition, change benchmark from company-selected performance peer group to S&P 500 index companies. Evolving dynamics in our industries have resulted in frequent merger and acquisition and spin-off activity among our chosen performance peer group companies. This has created a constantly changing and shrinking group of companies which we believe are appropriate to serve as direct performance peers. In order to improve the consistency of our relative TSR metric, the Committee has chosen to benchmark our TSR performance against the S&P 500. The S&P 500 is a recognized market index which incorporates an independent selection process and is used by a number of our peer companies.

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Executive Compensation Highlights

The Committee receives regular briefings from its consultant on evolving best practices in executive compensation. The following summarizes key aspects of our executive compensation program:

Practices we employ	● Pay for performance—substantial portion of executives’ compensation tied to Company performance against pre-established goals set by the Committee
● Pay aligned with shareholder interests—over 75% of CEO’s target compensation is in the form of equity-based long-term incentives
● Caps on annual incentive compensation and performance share unit payouts
● Double-trigger change in control provisions for equity awards and severance arrangements
● Clawback policy applies to all annual and long-term incentive compensation
● Committee annually conducts a pay-for-performance analysis against a performance peer group utilizing operating metrics used in our annual incentive awards
● Committee annually reviews the composition of the talent peer group and makes changes as appropriate
● Committee annually reviews compensation data for the talent peer group in order to understand the competitiveness of our compensation program and pay levels
● Committee annually reviews a compensation-related risk assessment with assistance from its independent compensation consultant
● Robust stock ownership requirements
Practices we prohibit	● No single-trigger vesting of long-term incentive awards upon a change in control of the Company
● No tax gross-ups for officers hired after 2008
● No employment contracts guaranteeing fixed-term employment or bonuses to executives and no individually negotiated termination protection since 2008
● No excessive executive perquisites
● No hedging or pledging Textron securities
● No repricing or exchanging stock options without shareholder approval

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Compensation Philosophy

Textron’s compensation philosophy is to establish target total pay with reference to a talent peer group and to tie a substantial portion of our executives’ compensation to performance against objective business goals and stock price performance. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders.

2019 Compensation Program Components

Total pay for Textron’s executives consists of base salary, annual incentive compensation and long-term incentive compensation. Our annual incentive compensation program is designed to reward performance against annual business goals established by the Committee at the beginning of each year and is payable in cash. The long-term incentive compensation program is directly linked to stock price through three award types: performance share units (“PSUs”), restricted stock units (“RSUs”) and stock options. PSUs reward performance against annual business goals set by the Committee for each year of a three-year performance period. The Committee then may use its negative discretion to decrease the payout based on how Textron’s three-year total shareholder return (“TSR”) compares to a performance peer group. PSUs are payable in cash based upon our stock price.

2019 Incentive Compensation Payouts

The two main performance goals set by the Committee for 2019—applicable to our annual incentive compensation program as well as to the PSUs under our long-term incentive compensation program—focused on profitability and cash flow, which are key business priorities for Textron.

For 2019, the annual incentive compensation program paid out at 93.7% of target for our executives, reflecting net operating profit performance that fell below the target established at the beginning of the year, partly offset by above target performance on cash flow and workforce diversity. PSUs awarded for the 2017–2019 performance cycle were subject to business goals set annually by the Committee during the three-year performance period and then subject to a negative discretionary adjustment by the Committee. Performance against these goals resulted in a multiplier of 105.8% of the number of PSUs granted, however, the Committee applied a -40% discretionary reduction in light of a disappointing relative total shareholder return. This adjustment resulted in a final number of units paid of 63.5% of the initial number of 2017–2019 PSUs granted.

OVERVIEW AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

The objectives of Textron’s compensation program for executive officers are:

●	Encouraging world class performance
●	Attracting and retaining high-performing talent
●	Focusing executives on delivering balanced performance by providing (i) both cash and equity incentives and (ii) both annual and long-term incentives
●	Aligning executive compensation with shareholder value

To achieve these objectives, the Committee uses the following five guidelines for designing and implementing executive compensation programs at Textron:

Target total pay should be set in reference to the median target total pay of a talent peer group
Incentive compensation payout should be higher when Textron performs well and lower if Textron underperforms
Performance goals should align interests of executives with long-term interests of shareholders
Compensation programs should not incentivize executives to conduct business in ways which could put the Company at undue risk
Indirect compensation should provide the same level of benefits given to other salaried employees

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TARGET PAY

How Does the Committee Establish Target Pay?

Target total pay consists of three components: (i) base salary, (ii) target annual incentive compensation and (iii) target long- term incentive compensation. In establishing target pay, the Committee addresses each component with reference to a talent peer group median and makes its determinations based on individual responsibilities, complexity of position versus that of the market benchmarks, performance, experience and future potential. The target incentive compensation components are established as a percentage of base salary, varying for each NEO. The objectives of the three components are as follows:

 Component Objective     Base Salary ● Provide market-competitive fixed pay reflective of an executive’s responsibilities, position, experience and performance     At-Risk Compensation     Target Annual Incentive ● Focus executives on executing the Company’s short-term business goals     Target Long-Term Incentive ● Align executive compensation with increasing long-term shareholder value

How Does the Committee Select the Talent Peer Group?

The Committee references a “talent” peer group of companies, recommended by its independent compensation consultant and approved by the Committee, as part of its process in establishing target pay for each NEO. The compensation consultant advised the Committee that revenue/market capitalization and industry/business fit are the most important factors in establishing this group of companies to provide appropriate references for target pay levels, followed by global reach and peer similarity, as well as availability of compensation data. Selection criteria for the talent peer group used to set 2019 compensation included:

●	Publicly-traded companies that are headquartered in the U.S.
●	Revenue of approximately $4 billion to $40 billion, with at least 10% from outside the U.S.
●	Median revenue for peer group approximates Textron’s revenue
●	Revenue in the aerospace/defense, technology/engineering, general manufacturing and/or automotive industries

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The table below lists the 2018 talent peer group companies and Textron showing fiscal 2017 revenues. The 2018 talent peer group was referenced in setting target pay for 2019.

2018 Talent Peer Group

Company Name	Industry	2017 Revenue ($ in billions)

Honeywell International Inc.	Aerospace/Defense	$40.5
General Dynamics Corporation	Aerospace/Defense	31.0
Northrop Grumman Corporation	Aerospace/Defense	25.8
Lear Corporation	Automotive	20.5
Eaton Corporation Plc	General Manufacturing	20.4
The Goodyear Tire & Rubber Company	Automotive	15.4
Emerson Electric Co.	Technology/Engineering	15.3
Illinois Tool Works Inc.	General Manufacturing	14.3
Ingersoll-Rand Plc	General Manufacturing	14.2
Parker-Hannifin Corporation	General Manufacturing	12.0
BorgWarner Inc.	Automotive	9.8
L3 Technologies, Inc.	Aerospace/Defense	9.6
Spirit AeroSystems Holdings, Inc.	Aerospace/Defense	7.0
Oshkosh Corporation	General Manufacturing	6.8
Rockwell Collins, Inc.	Aerospace/Defense	6.8
Rockwell Automation Inc.	Technology/Engineering	6.3
Harris Corporation	Technology/Defense	5.9
Terex Corporation	General Manufacturing	4.4
KBR, Inc.	Technology/Engineering	4.2

$17.9		$12.0		$6.8
75th Percentile		Median		25th Percentile

	$14.2		55%
	Textron Inc.		Textron Percentile Rank

The 2019 talent peer group referenced in setting target pay for 2020 was changed to remove Rockwell Collins, Inc., due to its acquisition and to replace L3 Technologies, Inc. and Harris Corporation with L3Harris Technologies, Inc., the survivor of the merger of the two companies.

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How did the Committee Make 2019 Target Pay Decisions?

Prior to making decisions on compensation, the Committee reviewed the following items:

●	Compensation data for each NEO
●	A detailed compensation benchmarking study comparing each NEO’s current target compensation by component and in total to the market median of the talent peer group
●	A retention analysis that examines the value of compensation an executive would forfeit upon termination
●	Potential share-derived wealth and stock ownership information for each NEO

Additionally, the CEO provided input to the Committee regarding compensation decisions for NEOs other than himself, including his assessment of each individual’s responsibilities and performance, the complexity of their position against market benchmarks, their experience and future potential. In approving 2019 target pay, the Committee considered the CEO’s input and made its own assessment of competitive pay and performance.

In January 2019, the Committee considered Mr. Donnelly’s leadership performance as well as his extensive experience as CEO in its decision to increase his target total compensation by approximately 5%, all delivered through his target long-term incentive compensation. This approach is consistent with the Committee’s philosophy of providing compensation opportunities that are generally competitive with market median through increases in incentive compensation.

The Committee considered Mr. Connor’s wide scope of responsibilities, including Information Technology, Investor Relations, Treasury, Internal Audit, Mergers and Acquisitions and Strategy in addition to the traditional finance function, and strong performance as well as his experience at Textron in increasing his target annual and target long-term incentive compensation by 15 percentage points and 25 percentage points, respectively (to 100% and 325% of his base salary) in order to increase his target total compensation through incentive compensation rather than through increases in base salary.

With respect to Mr. Lupone and Ms. Duffy, the Committee increased the base salary, with the corresponding increases in target annual and target long-term incentive compensation, for Mr. Lupone, by approximately 5% and for Ms. Duffy, by approximately 10%. Additionally, in order to move closer to market median, the Committee increased Ms. Duffy’s target annual and target long-term incentive compensation by 15 percentage points and 25 percentage points, respectively (to 75% and 175% of her base salary). The increases in compensation for Mr. Lupone and Ms. Duffy were determined based on scope of responsibility and years of experience and with consideration toward how their compensation compares against compensation for similar positions at the talent peer group companies.

What is the Target Pay and Pay Mix for Our Executives?

The following table shows 2019 target total pay, along with the target for each component of target total pay, for Textron’s NEOs as of the Committee’s January 2019 meeting:

			At-Risk Compensation

Name	Position	Base Salary	Target Annual Incentive	Target Long-Term Incentive	Target Total Pay

Scott C. Donnelly	CEO	$1,236,000	$1,854,000 (150% of salary)	$11,022,000 (892% of salary)	$14,112,000

Frank T. Connor	CFO	1,000,000	1,000,000 (100% of salary)	3,250,000 (325% of salary)	5,250,000

E. Robert Lupone	General Counsel	800,000	600,000 (75% of salary)	1,400,000 (175% of salary)	2,800,000

Julie G. Duffy	EVP, HR	550,000	412,500 (75% of salary)	962,500 (175% of salary)	1,925,000

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	CEO Target Pay Mix	NEO Target Pay Mix (Excluding CEO)
Approximately 91% of our CEO’s pay mix and on average approximately 76% of our other NEOs’ pay mix is tied to Company performance, including stock price performance (“at-risk”).

INCENTIVE COMPENSATION

How Does Our Incentive Compensation Work?

Our annual and long-term incentive compensation programs for 2019 are summarized in the following table. Long-term incentive compensation consists of three award types: PSUs, RSUs and stock options. This mix of award types encourages executives to focus on meeting performance goals established by the Committee, remaining with Textron as awards vest and increasing long-term shareholder value.

Component/Award Type Description     At-Risk Compensation   Target Annual Incentive ● Target value and performance goals are set in the first quarter of each year ● The performance goals are enterprise-wide goals that aggregate the separate goals for each of our business units which are set to focus the businesses primarily on generating profitability and cash flow, consistent with expected market conditions ● Percentage earned (0% to 200%) is determined after the end of the fiscal year based upon the achievement of performance goals ● Payout is subject to discretion based on the Committee’s and Board’s judgment of management’s performance     Target Long-Term Incentive     Performance Share Units 40% ● Represent cash value of one share of common stock ● Span a three-year performance period with vesting at the end of the third fiscal year ● Percentage earned (0% to 150%) is based upon the achievement of performance goals set annually by the Committee for each year of the performance period ● Payout is subject to a discretionary TSR modifier that can decrease the payout by as much as 40% based on how Textron’s three-year TSR compares to the performance peer group ● Incentivize achievement of Company performance goals over a sustained period in order to build shareholder value     Restricted Stock Units 30% ● Represent the right to receive one share of common stock upon vesting ● Vest over five years in three equal annual installments beginning on the third anniversary of the grant date ● Final value depends on the change in stock price over the vesting period ● The Committee believes that RSUs help to retain executives because RSUs, unlike stock options, have value upon vesting even in a declining market     Stock Options 30% ● Provide value only if the stock price goes up during the 10-year original term of the option, resulting in a direct incentive to increase Textron’s stock price ● Vest ratably over three years on each anniversary of the grant date

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PERFORMANCE ANALYSIS

Which Companies Does the Committee Use to Compare Our Performance?

The table below shows the list of performance peer group companies; checkmarks in the columns under Textron’s manufacturing segments mean that the peer company competes in some way, or operates in similar industries, with that segment.

2019 Performance Peer Group

Company Name	2018 Revenue ($ in billions)	Aviation	Bell	Industrial	Systems

The Boeing Company	$101.1
United Technologies Corporation	66.5
Lockheed Martin Corporation	53.8
Honeywell International Inc.	41.8
Deere & Company	37.4
General Dynamics Corporation	36.2
Northrop Grumman Corporation	30.1
Raytheon Company	27.1
Eaton Corporation Plc	21.6
Lear Corporation	21.1
Ingersoll-Rand Plc	15.7
Parker-Hannifin Corporation	14.3
BorgWarner Inc.	10.5
L3Harris Technologies, Inc.	6.2
Textron Inc.	14.0

The foregoing performance peer group reflects one change from the 2018 Performance Peer Group reported in the 2019 proxy statement which is the replacement of L3 Technologies, Inc. and Harris Corporation with L3Harris Technologies, Inc., the survivor of the merger of the two companies.

The 2019 performance peer group will be used to measure relative TSR performance for the 2019-2021 PSU awards granted to NEOs in 2019.

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What Were Our Performance Goals?

Performance goals for the 2019 annual incentive compensation program and the 2019 performance period for PSU awards under the long-term incentive compensation program focused on profitability and cash flow, with an additional goal related to workforce diversity applicable only to annual incentive compensation. The profitability target focused executives on delivery of segment profit in each of our segments. The cash flow target focused executives on improving operational efficiency and sustaining the strength of the balance sheet. The diversity metric focused management on having a diverse employee profile. In addition, PSUs are subject to a TSR modifier that can decrease, but not increase, the final payout up to 40%, based on the mathematical ranking of Textron’s three-year TSR performance compared to that of our 2017 performance peers and the Committee’s discretion.

Annual Incentive Compensation Payouts and Performance Analysis

The Committee established the weighting for the 2019 annual incentive compensation performance goals described above as 60% profitability, 35% cash flow and 5% workforce diversity. The net operating profit goal set by the Committee for 2019 was established at approximately 8% higher than in the previous year, reflecting the disposition of our Tools and Test business in 2018, management’s continuing focus on improving execution in order to increase profit margin and our expectations of our end markets. The cash flow goal for 2019 was approximately flat with the previous year’s goal, reflecting the disposition of our Tools and Test business in 2018 and anticipated capital requirements associated with our 2019 plan.

Both targets were challenging in light of uncertain global economic and market conditions. Payouts for each individual could range from 0% to 200% of target based on performance. The formula for determining 2019 annual incentive compensation for executive officers, and the resulting percentage earned, are detailed below:

2019 Annual Incentive Compensation Calculation
($ in millions)

(1)	“Enterprise NOP” means our total “Segment profit” as reported in our Annual Report on Form 10-K. Segment profit for the manufacturing segments excludes interest expense, certain corporate expenses, gains/losses on major business dispositions and special charges. The measurement for the Finance segment includes interest income and expense along with intercompany interest income and expense.
(2)	“Manufacturing Cash Flow” generally represents “Manufacturing cash flow before pension contributions” (a non-GAAP measure) as reported in our quarterly earnings releases. This measure adjusts net cash from operating activities of continuing operations for dividends received from Textron Financial Corporation (“TFC”), capital contributions provided under the Support Agreement with TFC and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment, contributions to our pension plans and taxes paid related to the gain realized in 2018 on the Tools and Test business disposition.
(3)	“Improvement in Workforce Diversity” represents the percentage increase in diverse U.S. full-time salaried employees compared to total U.S. full-time salaried employees, measured based on the current year actual percentage compared to the targeted percentage from the prior year.

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At its January 2020 meeting, the Committee discussed the annual incentive compensation awards to be paid to the NEOs for the 2019 performance period and considered input from the full Board. The Committee concluded that the calculated payouts appropriately reflected the Company’s performance for 2019 and approved the payouts as calculated above.

Annual incentive compensation targets and payouts for 2017, 2018 and 2019 for each NEO are shown below:

Annual Incentive Compensation Targets and Payouts

		2017		2018		2019

Name	Position	Target	Payout	Target	Payout	Target	Payout

Scott C. Donnelly	CEO	$1,800,000	$2,160,000	$1,854,000	$2,223,000	$ 1,854,000	$1,737,000
Frank T. Connor	CFO	$ 850,000	$1,020,000	$ 850,000	$1,019,000	$ 1,000,000	$ 937,000
E. Robert Lupone	General Counsel	$ 547,500	$ 657,000	$ 570,000	$ 683,000	$ 600,000	$ 562,000
Julie G. Duffy	EVP, HR	$ 285,000	$ 342,000	$ 300,000	$ 360,000	$ 412,500	$ 387,000

Prior Year Performance Analysis

The Committee believes that a pay-for-performance analysis should compare Company performance vs. peer performance over the time period an incentive is earned and that operating metrics are the appropriate performance comparator for annual incentive awards. Therefore, to validate that Textron’s annual incentive compensation is appropriately linked to the executives’ performance, the Committee reviewed the annual incentive compensation paid to Textron’s CEO in 2019, with respect to 2018, compared to Textron’s year-over-year operating performance for that year, relative to the annual incentive compensation paid to the peer companies’ CEOs compared to the year-over-year operating performance of the performance peer group companies for the corresponding year. While exactly comparable data was not available for all peer companies, indicative comparisons were made using publicly-reported GAAP operating cash flows and pre-tax earnings from continuing operations. As was the case for previous years, the Committee’s comparative analysis conducted in 2019 for payouts related to the 2018 performance period confirmed the strong correlation between Textron’s annual incentive compensation payouts and its performance relative to its peers.

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Long-Term Incentive Compensation Payouts and Performance Analysis

Performance Share Units

Payouts for the 2017-2019 PSU cycle were based upon performance for each of the annual periods within the 2017-2019 cycle against performance goals set for three one-year performance periods, weighted equally, subject to a TSR modifier that can decrease, but not increase, the final payout up to 40%, based on the mathematical ranking of Textron’s three-year TSR performance compared to that of our 2017 performance peers and the Committee’s discretion. The performance achieved against the threshold, target and maximum payouts for the 2017-2019 PSU cycle, and the resulting percentage earned by the executive officers, are detailed below:

2017–2019 Performance Share Unit Calculation
($ in millions)

105.8%	- 40%	63.5%

Units Earned as % of Original Award	TSR Modifier applied by O&C Committee	Final Payout as % of Original Award

The performance metrics for 2019 are described in more detail in the 2019 Annual Incentive Compensation Calculation chart on page 31 and for previous years are described in the proxy statement for the applicable year. Payouts are made in cash and could range from 0% to 150% of target based on performance.

Two measures impact the value of PSU cash payouts: (i) the number of units earned is based on Textron’s performance against operating metrics and may be adjusted downward (but not upward), based upon the mathematical ranking of the Company’s three-year TSR performance compared to the TSR performance of its performance peer companies and the Committee’s discretion and (ii) the value of each unit earned is based on Textron’s stock price. The tables below show the PSU awards granted in 2017 and associated cash payouts received by executive in terms of both units and value. To validate that the Company’s PSU awards link pay to performance, the Committee evaluated the PSU payouts on the basis of both relative performance (TSR performance vs. 2017 performance peer group companies) and absolute performance (change in stock price) and concluded that the payouts were appropriately linked to Textron’s overall performance.

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2017–2019 Performance Share Unit Payouts

		2017–2019 Units		2017–2019 Value

Name(1)	Position	Units Granted	Units Paid	Grant Date Value	Payout Value

Scott C. Donnelly	CEO	100,583	63,850	$4,986,905	$2,879,635
Frank T. Connor	CFO	28,666	18,197	$1,421,260	$ 820,685
E. Robert Lupone	General Counsel	12,849	8,157	$ 637,053	$ 367,881

(1)	Ms. Duffy’s 2017-2019 PSU award is not reflected in the preceding chart because it was granted while she served in her previous role and, consistent with the terms of grants made to other non-executive officers, was not subject to the TSR modifier. The amount paid is reflected in the Option Exercises and Stock Vested in Fiscal 2019 table on page 42.

As shown in the chart above, the payout value of the 2017–2019 awards was significantly lower than the grant date value of the award despite the Company’s three-year average performance against operating metrics of 105.8%. Because the Company’s TSR performance was at the bottom of the 2018 performance peer group, after adjusting for operating performance, the Committee exercised its negative discretion and applied the TSR modifier to reduce the units earned by 40%. The final cash payout was then further reduced as a result of the decrease in Textron’s stock price from 2017 to 2019, resulting in the payout values set forth above.

The chart below shows our CEO’s 2017–2019 cycle PSU award from grant date value, as adjusted by the Company’s performance against the goals set by the Committee and as adjusted for the TSR modifier, to realized value (final payout value), reflecting the change in Textron’s stock price during the performance period.

CEO’s 2017–2019 PSU Award Value

Restricted Stock Units and Stock Options

In addition to PSUs, the Company’s long-term incentive compensation program consists of RSUs and stock options.

The ultimate value of these awards to the executives, upon the vesting of RSUs or the exercise of stock options, is directly based upon Textron’s stock price. For the value realized by the executives upon the vesting or exercise of these awards, see Option Exercises and Stock Vested in Fiscal 2019 on page 42.

34      TEXTRON 2020 PROXY STATEMENT

RISKS RELATED TO COMPENSATION

The Committee strives to set compensation policies for senior executives which do not encourage excessive risk-taking that could endanger the Company. For 2019, the Committee completed a full review of managing risk within our executive compensation program. This review was informed by a risk analysis of our executive compensation program conducted by the Committee’s independent compensation consultant. The consultant’s risk analysis concluded that our executive compensation program has no elements that are likely to cause a material adverse outcome for the Company. This annual review helps the Committee to structure executive compensation programs that are designed to avoid exposing the Company to unwarranted risk.

OTHER COMPENSATION PROGRAMS

As mentioned above, Textron provides certain other compensation programs (such as retirement/death benefits) that are designed to provide to NEOs the same level of benefits provided to non-executive officers and, in most cases, all salaried employees. Certain of these programs provide benefits over any caps mandated by government regulations, including:

●	Textron Spillover Pension Plan: Non-qualified benefit plan to make up for IRS limits to qualified pension plans and, in the case of Mr. Donnelly, to provide a “wrap-around” pension benefit which takes into account his final average compensation with Textron and his combined service with Textron and his former employer, GE, and reduces this benefit by the amount of any other pension benefits which he is eligible to receive under Textron and GE pension plans.
●	Textron Spillover Savings Plan: Non-qualified benefit plan to make up for IRS limits to qualified savings plans.

Textron provides a program to executives which benefits them by allowing for tax planning and also benefits the Company, in that cash payments by the Company are delayed:

●	Deferred Income Plan for Textron Executives: Non-qualified plan that allows participants to defer compensation.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

Under its charter, the Committee has the authority to retain outside consultants or advisors as it deems necessary to provide desired expertise and counsel. At the beginning of 2019, the Committee continued to use the services of Pay Governance LLC as its independent compensation consultant, however, early in the year, the Committee initiated a rigorous Request-for-Proposals process with multiple firms to select its next independent compensation consultant. The Committee, along with representatives from management, conducted in-depth interviews with several firms before ultimately retaining Pearl Meyer as its independent compensation consultant, effective July 2019.

Pay Governance reported, and Pearl Meyer reports, directly and exclusively to the Committee, and each was retained to provide advice regarding current and emerging best practices with regard to executive compensation. In addition, as described above, Pearl Meyer will annually conduct a risk review of our executive compensation program. A representative from Pay Governance, and then Pearl Meyer, attended each of the Committee’s seven meetings in 2019. Neither Pay Governance nor Pearl Meyer provides any other services to the Committee or the Company. The Committee has determined that both Pay Governance and Pearl Meyer are independent and that the work of Pay Governance and Pearl Meyer with the Committee for 2019 has not raised any conflict of interest.

STOCK OWNERSHIP REQUIREMENTS

One objective of our executive compensation program is to align the financial interests of our NEOs with the interests of our shareholders. As a result, we require that senior executives accumulate and maintain a minimum level of stock ownership in the Company which may be achieved through direct ownership of shares, Textron Savings Plan shares, unvested RSUs and vested/ unvested share equivalents in Textron compensation and benefit plans. Minimum ownership levels are expressed as a multiple of base salary as follows: five times for the CEO and three times for other NEOs. New executive officers are given five years to reach their required ownership level. All NEOs currently meet their respective stock ownership requirements or are within their initial five-year period.

TEXTRON 2020 PROXY STATEMENT     35

ANTI-HEDGING AND PLEDGING POLICY

Our executives, including our NEOs, and their designees are prohibited from engaging in short sales of Textron securities and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Textron’s securities including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Textron securities, and financial instruments such as equity swaps, collars, exchange funds and forward sales contracts. In addition, our NEOs are prohibited from pledging Textron securities as collateral for any loan or holding Textron securities in a margin account. The anti-hedging and pledging policy does not apply to employees generally.

CLAWBACK POLICY

Our 2015 Long-Term Incentive Plan, as well as our Short-Term Incentive Plan which governs our annual incentive compensation program, include a clawback provision which provides that the Committee shall require reimbursement of any annual incentive payment or long-term incentive payment under any award to an executive officer where (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements, (ii) the Committee determines the executive engaged in intentional misconduct that caused or substantially caused the need for the restatement and (iii) a lower payment would have been made to the executive based upon the restated financial results.

In addition, the Company’s long-term incentive award agreements provide that an executive who violates the noncompetition provisions of the award during employment or within two years after termination of employment with the Company forfeits future rights under the award and must repay to the Company value received during the period beginning 180 days prior to the earlier of termination or the date the violation occurred.

The Company also is subject to the “clawback” provision of Section 304 of the Sarbanes-Oxley Act of 2002 which generally requires public company chief executive officers and chief financial officers to disgorge bonuses, other incentive- or equity-based compensation, and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.

COMPENSATION ARRANGEMENTS RELATING TO TERMINATION OF EMPLOYMENT

Mr. Donnelly’s letter agreement with Textron provides for payment of varying benefits to him upon events such as death, disability, retirement and termination under voluntary, involuntary (for cause), involuntary (not for cause or for good reason) or change in control circumstances. Mr. Donnelly’s termination benefits are consistent with the terms of our previous CEO’s agreement and were approved by the Committee upon Mr. Donnelly’s initial hiring in 2008 in order to attract him to Textron. Since hiring Mr. Donnelly, the Committee no longer agrees to formal employment contracts which provide for individual termination protection. Mr. Connor, Mr. Lupone and Ms. Duffy are each eligible for termination benefits that are available to all corporate officers as provided by the Severance Plan for Textron Key Executives. With regard to retirement benefits, in order for Textron to attract Mr. Donnelly to join the Company after his 19-year career at GE, his pension benefits were designed to take into account his years of service at GE so that he would not be disadvantaged by joining Textron. This benefit has been effected through the adoption of an amendment to the Textron Spillover Pension Plan adding an appendix which provides a “wrap-around pension benefit” to Mr. Donnelly in order to compensate for pension benefits at GE that would otherwise not keep pace with his increasing compensation over the course of his career upon joining Textron. The benefit takes into account his service with both GE and Textron and uses the definition of pensionable compensation and final average compensation in the Textron Spillover Pension Plan. This nonqualified pension benefit became 100% vested upon his completion of ten years of service with Textron and will be reduced by the combined value of any other benefit which he is eligible to receive under (i) a tax-qualified defined benefit plan maintained by GE, (ii) a tax-qualified defined benefit plan maintained by Textron and (iii) the Textron Spillover Pension Plan.

Mr. Connor’s letter agreement provides for an enhanced pension benefit which will give him an additional three years of credited service under the Textron Spillover Pension Plan, subject to the vesting terms of that Plan. Neither Mr. Lupone nor Ms. Duffy has been provided any supplemental or enhanced pension benefits.

36      TEXTRON 2020 PROXY STATEMENT

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to a “covered employee” (generally the NEOs). Under the tax law applicable in 2017 and prior years, “performance-based compensation” was exempt from the $1 million limitation if it was payable upon meeting pre-established and objective performance goals established by the Committee under a plan that had been approved by shareholders and other tax code requirements were met. In addition, under prior law the principal financial officer was not treated as a covered employee.

In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) eliminated the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning after December 31, 2017, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In addition, the Tax Act broadened the list of covered employees to include the principal financial officer. As a result of the Tax Act, beginning with our 2018 tax year, compensation paid to our named executive officers, including performance-based compensation, in excess of $1 million generally will not be tax- deductible, with the exception of certain compensation payable under arrangements in place as of November 2, 2017. Because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters, it is possible that deductions we may claim for compensation payable under arrangements in place as of November 2, 2017, as well as deductions for performance-based compensation we have claimed prior to our 2018 tax year, may be challenged or disallowed.

TEXTRON 2020 PROXY STATEMENT     37

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning compensation of our principal executive officer, principal financial officer and each other individual who was serving as an executive officer at the end of Textron’s 2019 fiscal year (each, an “NEO” and collectively, the “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Scott C. Donnelly	2019	1,236,000	8,247,424	3,544,166	1,737,000	4,056,094	100,914	18,921,598
Chairman, President and	2018	1,229,077	6,900,386	3,068,171	2,223,000	412,297	115,986	13,948,917
Chief Executive Officer	2017	1,191,154	6,653,694	3,030,742	2,160,000	1,676,783	112,957	14,825,330
Frank T. Connor	2019	1,000,000	2,411,829	1,045,038	937,000	1,208,027	81,711	6,683,605
Executive Vice President and	2018	1,000,000	1,991,619	889,314	1,019,000	230,970	82,531	5,213,434
Chief Financial Officer	2017	990,385	1,907,576	863,756	1,020,000	596,815	88,292	5,466,824
E. Robert Lupone	2019	792,308	1,050,566	450,164	562,000	0	98,628	2,953,666
Executive Vice President,	2018	754,231	887,659	394,262	683,000	0	94,161	2,813,313
General Counsel and Secretary	2017	724,231	860,777	387,173	657,000	0	86,221	2,715,402
Julie G. Duffy	2019	540,385	621,510	309,491	387,000	929,448	32,619	2,820,453
Executive Vice President,	2018	495,192	394,161	222,317	360,000	149,519	30,260	1,651,449
Human Resources	2017	403,216	191,741	86,388	342,000	347,325	25,561	1,396,231

(1)	Base salary increases, if any, are implemented in the first pay period in March of each year; therefore, amounts shown in this column may not exactly match the base salaries disclosed in the CD&A.
(2)	The numbers shown in this column represent the grant date fair values of equity awards granted during the fiscal year, whether settled in stock or cash. The amounts for 2019 include PSUs (granted in 2017, 2018 and 2019 for all NEOs) and RSUs (granted in 2019), which are described in the CD&A. The grant date fair values have been determined based on the closing share price on the date of grant. For PSUs, because performance criteria are established on an annual basis, the amounts shown are for the first year of the three-year performance cycle beginning in 2019, plus the second year of the three-year performance cycle beginning in 2018, plus the third year of the three-year performance cycle beginning in 2017. The grant date fair value of each equity-based award for 2019 is detailed below.

Award	Mr. Donnelly	Mr. Connor	Mr. Lupone	Ms. Duffy

Performance Share Units	$4,410,762	$1,280,556	$ 563,254	$286,493
Restricted Stock Units	3,836,662	1,131,273	487,312	335,017
Total	$8,247,424	$2,411,829	$1,050,566	$621,510

The PSU values above represent target performance. Assuming maximum performance is achieved, then the grant date fair value of the PSUs would be: Mr. Donnelly $6,616,143, Mr. Connor $1,920,834, Mr. Lupone $844,882 and Ms. Duffy $429,739.
(3)	The amounts that appear in this column represent the grant date fair value of stock options granted during the fiscal year. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 15 Share-Based Compensation in Textron’s Annual Report on Form 10-K for the fiscal year ended January 4, 2020. The number of shares underlying the stock options granted to each NEO during 2019 is detailed in the Grants of Plan- Based Awards in Fiscal 2019 table on page 40.
(4)	The amounts in this column reflect annual incentive compensation earned under Textron’s annual incentive compensation program.
(5)	The amounts in this column are attributable to the change in actuarial present value from December 29, 2018 to January 4, 2020 of accumulated pension benefits under all defined benefit plans in which the NEOs participate. For Ms. Duffy, this column also includes $222 in above-market non-qualified deferred compensation earnings that were posted to her interest-bearing account under the Deferred Income Plan for Textron Executives. Earnings are considered “above-market” if they were higher than 120% of the long-term applicable federal rate with compounding.

38      TEXTRON 2020 PROXY STATEMENT

(6)	The amounts in this column include the value of other benefits and the incremental cost to Textron in 2019 of providing various perquisites in 2019, as detailed below:
Benefit Type	Mr. Donnelly	Mr. Connor	Mr. Lupone	Ms. Duffy

Spillover Savings Plan Contribution(a)	$ 47,800	$36,000	$73,428	$13,019
Contributions to Textron Savings Plan	14,000	14,000	25,200	14,000
Contributions to Retirement Plans	5,600	5,600	0	5,600
Perquisites(b)	33,514	26,111	0	0
Total	$100,914	$81,711	$98,628	$32,619

(a)	These amounts represent the value of cash-settled Textron stock units credited to the NEO’s Spillover Savings Plan(“SSP”) account during the year. For Mr. Lupone, who is not eligible for a defined benefit pension plan, the Company credits an interest-bearing Moody’s account within the SSP with an amount equal to 4% of eligible compensation, reduced by the contribution that was made by the Company under the Textron Savings Plan.
(b)	This amount includes the following: (i) $3,000 for parking for each of Mr. Donnelly and Mr. Connor, (ii) $5,067 for an annual physical exam for Mr. Donnelly, (iii) $20,303 for Mr. Donnelly’s usage of corporate aircraft to attend meetings of an outside board of directors on which he serves at the request of the Company’s board and $5,144 for Mr. Donnelly to fly on a corporate aircraft from a personal location to attend a business meeting, both of which are deemed to be personal travel under SEC rules, (iv) $12,311 for the incremental cost to the Company of corporate aircraft dropping off or picking up Mr. Connor at an alternative airport for his personal convenience and (v) $10,800 for Mr. Connor, representing the Company paid portion of the costs for hangar space utilized by his personal aircraft. In addition, family members and invited guests of Mr. Donnelly occasionally fly as additional passengers on business flights. In those cases, the aggregate incremental cost to the Company is a de minimis amount and, as a result, no amount is reflected in the Summary Compensation Table. Textron values the personal use of corporate aircraft by using an incremental cost method that multiplies the hours flown on a personal flight by an hourly direct operating cost rate for the aircraft flown. The rate per flight hour is derived from the aircraft’s variable operating costs which include landing fees, fuel, hangar fees, maintenance, catering, security fees, crew expenses, de-icing costs and other direct operating expenses. The incremental cost of locating aircraft to the origin of a trip or returning aircraft from the completion of a trip are also included in the amount reported.

TEXTRON 2020 PROXY STATEMENT     39

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019

The following table sets forth information on plan-based compensation awards granted to the NEOs during Textron’s 2019 fiscal year. Annual equity awards were approved on January 25, 2019 for grant on March 1, 2019.

							All Other Stock Awards: Number of Shares of Stock or Stock Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target ($)	Maximum ($)

Scott C. Donnelly		Annual IC	1,854,000	3,708,000
	3/1/2019	PSUs			4,204,844	6,307,266				1,705,183
	3/1/2019	RSUs					70,488			3,836,662
	3/1/2019	Stock Options						242,419	54.43	3,544,166
	3/1/2019	PSUs(7)								2,705,579
Frank T. Connor		Annual IC	1,000,000	2,000,000
	3/1/2019	PSUs			1,239,835	1,859,752				502,788
	3/1/2019	RSUs					20,784			1,131,273
	3/1/2019	Stock Options						71,480	54.43	1,045,038
	3/1/2019	PSUs(7)								777,768
E. Robert Lupone		Annual IC	600,000	1,200,000
	3/1/2019	PSUs			534,088	801,132				216,588
	3/1/2019	RSUs					8,953			487,312
	3/1/2019	Stock Options						30,791	54.43	450,164
	3/1/2019	PSUs(7)								346,666
Julie G. Duffy		Annual IC	412,500	825,000
	3/1/2019	PSUs			367,190	550,785				148,906
	3/1/2019	RSUs					6,155			335,017
	3/1/2019	Stock Options						21,169	54.43	309,491
	3/1/2019	PSUs(7)								137,587

(1)	These amounts refer to awards of annual incentive compensation made under our Short-Term Incentive Plan. The performance metrics and methodology for calculating payments are described in the CD&A.
(2)	These amounts refer to PSU grants made under the Textron Inc. 2015 Long-Term Incentive Plan, which are performance-based long-term grants of share units paid in cash, designed to reward the achievement of specified goals over three distinct fiscal-year performance periods. The performance metrics and methodology for calculating payments are described in the CD&A. Grants of PSUs in 2019 vest at the end of fiscal 2021. The “target” amount to be paid in 2022 assumes 100% earned and is based on the 2019 fiscal year-end share price of $44.74. The “maximum” that can be paid per the plan design is 150% of the PSUs granted, as described in the CD&A. Both target and maximum amounts assume median TSR performance for the three-year performance period.
(3)	These amounts represent the number of RSUs granted in 2019 pursuant to the Textron Inc. 2015 Long-Term Incentive Plan. RSUs earn dividend equivalents until vested and vest over five years, in three equal annual installments, beginning on the third anniversary of the grant date.
(4)	These amounts represent the number of stock options granted in 2019 pursuant to the Textron Inc. 2015 Long-Term Incentive Plan. All annual grants of stock options vest ratably over three years, beginning on March 1, 2020, and annually thereafter.
(5)	Reflects the exercise price for the stock options granted on March 1, 2019 which is equal to the closing price on the grant date.
(6)	Represents the grant date fair value of each equity award listed in the table as determined in accordance with generally accepted accounting principles. With respect to PSUs granted in 2019, the amounts in this column represent the value of only the 2019 portion of the 2019-2021 grant because the grant is subject to three single-year performance periods (2019, 2020 and 2021).
(7)	Represents grant date fair value of the 2019 portion of the 2017–2019 and 2018–2020 PSU awards.

40      TEXTRON 2020 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The following table sets forth information with respect to the NEOs concerning unexercised options, stock awards that have not yet vested, and equity incentive plan awards as of the end of our 2019 fiscal year.

Outstanding Equity Awards at 2019 Fiscal Year-End
	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Type of Stock Award(3)	Grant Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(5)

Scott C. Donnelly	3/1/2019	0	242,419	54.43	3/1/2029	PSU	2019			117,480	4,204,844
	3/1/2018	64,607	129,213	58.24	3/1/2028	RSU	2019	70,488	3,153,633
	3/1/2017	146,413	73,206	49.58	3/1/2027	PSU	2018			88,582	3,170,527
	3/1/2016	238,578	0	34.50	3/1/2026	RSU	2018	53,149	2,377,886
	3/1/2015	194,546	0	44.31	3/1/2025	RSU	2017	60,350	2,700,059
	3/1/2014	222,319	0	39.70	3/1/2024	RSU	2016	47,800	2,138,572
	3/1/2013	243,157	0	28.47	3/1/2023	RSU	2015	20,858	933,187
	3/1/2012	300,000	0	27.76	3/1/2022
	3/1/2011	227,766	0	26.25	3/1/2021

Frank T. Connor	3/1/2019	0	71,480	54.43	3/1/2029	PSU	2019			34,640	1,239,835
	3/1/2018	18,727	37,452	58.24	3/1/2028	RSU	2019	20,784	929,876
	3/1/2017	41,728	20,863	49.58	3/1/2027	PSU	2018			25,676	918,995
	3/1/2016	68,718	0	34.50	3/1/2026	RSU	2018	15,405	689,220
	3/1/2015	56,705	0	44.31	3/1/2025	RSU	2017	17,199	769,483
	3/1/2014	63,361	0	39.70	3/1/2024	RSU	2016	13,768	615,980
	3/1/2013	72,000	0	28.47	3/1/2023	RSU	2015	6,079	271,974
	3/1/2012	91,607	0	27.76	3/1/2022
	3/1/2011	69,566	0	26.25	3/1/2021

E. Robert Lupone	3/1/2019	0	30,791	54.43	3/1/2029	PSU	2019			14,922	534,088
	3/1/2018	8,302	16,604	58.24	3/1/2028	RSU	2019	8,953	400,557
	3/1/2017	18,704	9,352	49.58	3/1/2027	PSU	2018			11,383	407,420
	3/1/2016	31,091	0	34.50	3/1/2026	RSU	2018	6,829	305,529
	3/1/2015	26,114	0	44.31	3/1/2025	RSU	2017	7,709	344,901
	3/1/2014	29,752	0	39.70	3/1/2024	RSU	2016	6,229	278,685
	3/1/2013	34,831	0	28.47	3/1/2023	RSU	2015	2,799	125,227

Julie G. Duffy	3/1/2019	0	21,169	54.43	3/1/2029	PSU	2019			10,259	367,190
	3/1/2018	4,682	9,362	58.24	3/1/2028	RSU	2019	6,155	275,375
	3/1/2017	4,174	2,086	49.58	3/1/2027	PSU	2018			6,419	229,749
	3/1/2016	7,009	0	34.50	3/1/2026	RSU	2018	3,851	172,294
	3/1/2015	5,727	0	44.31	3/1/2025	RSU	2017	1,720	76,953
						RSU	2016	1,404	62,815
						RSU	2015	614	27,470

(1)	Stock option awards associated with each annual grant vest ratably over three years on each anniversary of the grant date.
(2)	The exercise price of stock options is equal to the closing price of our common stock on the date of grant.
(3)	The following types of stock awards are shown in this table:
(a) “PSU” refers to performance share units. These units reward achievement of long-term goals over a three-year performance period, vesting at the end of the third fiscal year. They are settled in cash and valued based on the average closing price of Textron common stock for the first ten trading days of the fiscal year following vesting. Further information about these awards can be found in the CD&A.
(b) “RSU” refers to restricted stock units. RSUs vest over five years, in three equal annual installments, beginning on the third anniversary of the grant date. Upon vesting, common stock will be issued to the executive. RSUs are granted with the right to receive dividend equivalents.
(4)	The market value of RSUs that have not vested as of January 4, 2020 was calculated using the fiscal year-end closing share price of $44.74 multiplied by the number of unvested units as of that date.
(5)	PSUs granted in 2018 and 2019 vest, to the extent earned, on January 2, 2021 and January 1, 2022, respectively. The market value of PSUs that have not vested as of year-end 2019 was calculated using the fiscal year-end closing share price of $44.74 multiplied by the number of unvested units assuming that 100% of the units are earned and assuming a median TSR performance modifier for the three-year performance period (representing the target performance level).

TEXTRON 2020 PROXY STATEMENT     41

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2019

The following table provides information concerning option exercises and the vesting of stock, including PSUs and RSUs, during Textron’s 2019 fiscal year for each NEO.

Option Exercises and Stock Vested in Fiscal 2019
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Equity Award(1)	Number of Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Scott C. Donnelly	235,602	8,207,633	PSU	63,850	2,879,635
			RSU	68,388	3,722,359
					6,601,994

Frank T. Connor	83,933	2,932,562	PSU	18,197	820,685
			RSU	19,697	1,072,108
					1,892,793

E. Robert Lupone	0	0	PSU	8,157	367,881
			RSU	9,077	494,061
					861,942

Julie G. Duffy	0	0	PSU	2,426	109,413
			RSU	2,013	109,568
					218,981

(1)	“PSU” and “RSU” are described in more detail in footnote 3 to the previous table.
(2)	Valuation methodology for the PSUs is described in footnote 5 to the previous table, using actual performance results.

42      TEXTRON 2020 PROXY STATEMENT

PENSION BENEFITS IN FISCAL 2019

The table below sets forth information on the pension benefits for the NEOs under each of the Company’s pension plans:

Name	Plan Name	Number of Years of Credited Service			Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Scott C. Donnelly	TRP	11.50			465,486	0
	Spillover	11.50			4,846,515	0
	Wrap Around	30.50	(2)		7,880,157	0
				Total	13,192,158
Frank T. Connor	TRP	10.42			452,594	0
	Spillover	10.42			2,708,470	0
	Add’l Credited Service	3.00	(2)		910,386	0
				Total	4,071,450
E. Robert Lupone(3)	N/A	N/A			N/A	N/A
Julie G. Duffy	TRP	22.50			839,541	0
	Spillover	22.50			1,384,311	0
	TSPPSO	22.50			345,396	0
				Total	2,569,248

(1)	The present value of the accumulated benefit has been calculated consistent with the assumptions set forth in Note 16 Retirement Plans in Textron’s Annual Report on Form 10-K for the fiscal year ended January 4, 2020.
(2)	Years of extra service granted to the executive by employment letter.
(3)	Mr. Lupone is not eligible to participate in any of our pension plans.

A brief description of each of the Company’s pension plans referenced above follows.

TRP: Textron Retirement Program

Textron’s retirement benefits for U.S. salaried and eligible bargained employees, the Textron Retirement Program (“TRP”), is designed to be a “floor-offset” arrangement which has two parts. The first is a traditional defined pension benefit which provides a set monthly income (pension) at retirement through a formula based on age, years of service and annual compensation. The second is a defined contribution benefit called the Textron Retirement Account Plan. The TRP is funded and tax qualified.

Benefits under the TRP are based on one and one-third percent of eligible compensation, provided that, for service years prior to 2007 (which only applies to Ms. Duffy), benefits are based on a one percent annual benefit for eligible compensation up to the “covered compensation” level ($68,676 in 2019), plus an additional amount equal to one and one-half percent of eligible compensation in excess of covered compensation. “Eligible Compensation” includes base salary plus annual incentive payments in a given year, up to the Internal Revenue Code limit ($280,000 in 2019). The benefit formula is calculated based on eligible employees’ highest consecutive five-year average eligible compensation throughout their career at Textron. Provided an employee meets the five years of qualifying service to become vested in the TRP, the accumulated benefit earned during an employee’s career is payable in monthly installments after retirement. While the normal retirement age under the TRP is 65, eligible employees who meet defined age and service criteria can retire and begin collecting a reduced benefit as early as age 55. Mr. Donnelly, Mr. Connor and Ms. Duffy qualify for the early retirement benefit under the TRP.

TEXTRON 2020 PROXY STATEMENT     43

Under the Textron Retirement Account Plan, Textron makes annual contributions to a participant’s account equal to 2% of eligible compensation up to the Internal Revenue Code limit, and the account balance is adjusted for investment gains and losses. The participant may receive the account in a lump sum or as an actuarially equivalent annuity upon termination of employment at any age. The value of any distribution from the Textron Retirement Account Plan offsets benefits accrued after 2006 under the pension formula.

Effective January 1, 2010, the TRP was closed to new entrants, and new employees, including Mr. Lupone, instead receive an annual company contribution to the Textron Savings Plan equal to 4% of eligible compensation up to the Internal Revenue Code Limit.

SPP: Spillover Pension Plan

Textron maintains the Spillover Pension Plan (“SPP”) to compensate certain Textron executives for pension benefits that would have been earned but for limitations imposed on tax-qualified plans under federal law. The formula for the SPP is the same as the formula for the defined benefit portion of the qualified plan (the TRP). Eligible compensation components include base salary and annual incentive compensation paid in a given year. The amount included in the formula equals the total of these components (whether or not deferred), less the Internal Revenue Code limit noted above ($280,000 in 2019). Benefits under the SPP also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the defined benefit portion of the TRP. This plan is unfunded and not qualified for tax purposes.

In 2008, an appendix was added to the SPP for certain designated participants hired on or after January 1, 2008, including Mr. Donnelly, to provide a “wrap-around pension benefit.” This appendix will recognize an additional benefit service accrual identified in the offer letter of the designated participant and the resulting calculation will be offset by the prior employer age 65 benefit as described in the offer letter, and any qualified and non-qualified age 65 benefit provided by Textron. Specific to Mr. Donnelly, refer to the CD&A for details on his “wrap-around” benefit.

Effective January 1, 2010, the SPP was closed to new entrants except for those who were participants in the Textron Retirement Program on December 31, 2009. Mr. Lupone, therefore, is not eligible to participate in the SPP.

TSPPSO: Textron Supplemental Pension Plan in Lieu of Stock Options

The Textron Supplemental Pension Plan in Lieu of Stock Options (“TSPPSO”) is a pension enhancement benefit that was provided to a select group of employees whose stock option grants were reduced beginning in 2003. The plan increases pensionable earnings for these employees by approximately 10-15%. Benefits under the TSPPSO also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the defined benefit portion of the TRP. This plan is unfunded and not qualified for tax purposes.

The TSPPSO is no longer open to new entrants. Based on Ms. Duffy’s position in 2003, she is the only NEO who is eligible to participate in the plan.

44      TEXTRON 2020 PROXY STATEMENT

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the deferred compensation activity for each NEO during 2019 under nonqualified deferred compensation plans maintained by Textron.

Name	Plan Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Scott C. Donnelly	Spillover Savings Plan	47,800	(12,368)	0	656,177
Frank T. Connor	Spillover Savings Plan	36,000	(7,547)	0	397,139
E. Robert Lupone	Spillover Savings Plan	73,428	6,236	0	504,451
Julie G. Duffy	Deferred Income Plan	0	673	0	19,903
	Spillover Savings Plan	13,019	(958)	0	47,696

(1)	The amounts shown in this column include contributions made by Textron into each executive’s notional deferred income account in the Textron Spillover Savings Plan (the “SSP”) in 2019. There are two types of Company contributions made under the SSP. First, if a participant contributes at least 10% of eligible compensation to the tax-qualified Textron Savings Plan (“TSP”), then the participant’s stock unit account within the SSP is credited with a match equal to 5% of eligible compensation reduced by the matching contribution under the TSP. Second, for Mr. Lupone and other employees hired after 2009 who are not eligible for a defined benefit pension plan, the Company credits the interest-bearing Moody’s account within the SSP with an amount equal to 4% of eligible compensation reduced by the contribution that was made by the Company under the TSP. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation table on page 38.
(2)	The amounts in this column reflect aggregate earnings during the fiscal year on amounts accrued in the participants’ accounts under the SSP and the DIP, if applicable, based upon the terms of each plan, as described below. To the extent the credited rate exceeds 120% of the long-term applicable federal rate, such earnings are considered “above-market earnings”. The amount of above-market earnings in the DIP was $222 for Ms. Duffy. These earnings are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.
(3)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements: Mr. Donnelly $417,174, Mr. Connor $275,383, Mr. Lupone $379,151 and Ms. Duffy $17,671. This information is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

A brief description of the Company’s deferred compensation plans referenced above follows.

DIP: Deferred Income Plan for Textron Executives

NEOs deferring compensation into the Deferred Income Plan for Textron Executives (“DIP”) have forgone current compensation in exchange for an unsecured promise from the Company to pay the deferred amount after their employment ends. NEOs can defer up to 80% of their base salary and certain other cash compensation including annual incentive compensation and long- term incentive distributions settled in cash. The “principal” amount that is deferred can be credited with either a Moody’s-based interest rate or a rate of return that approximates the return on investment for a share of Textron common stock, including dividend equivalents, based upon the elections made annually by each NEO. The interest rate applicable to the Moody’s account is the average Moody’s Corporate Bond Yield Index as published by Moody’s Investors Service, Inc. The compounded Moody’s yield for 2019 was 3.99%, which was applied to all deferrals made subsequent to December 31, 2001.

SSP: Textron Spillover Savings Plan

The Textron Spillover Savings Plan (the “SSP”) makes up for forgone Company matches into the tax-qualified Textron Savings Plan because of federal compensation limits, as a result of deferring income under the DIP, and for employees hired or rehired after 2009 who are not eligible for a defined benefit pension plan. NEO contributions to the qualified savings plan are capped at 10% of eligible compensation up to the Internal Revenue Code limit ($280,000 in 2019). The contribution amount for employees hired or rehired after 2009 is based on 4% of eligible compensation. Contributions under the SSP are tracked in the form of unfunded book-entry accounts credited as stock units, which earn dividend equivalents and which are reinvested into stock units. NEOs are not permitted to make contributions to the SSP.

TEXTRON 2020 PROXY STATEMENT     45

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The discussion and tables below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the named executive’s employment had terminated and/or a change in control had occurred on January 3, 2020, the last business day of Textron’s 2019 fiscal year. Information is provided with respect to the following termination scenarios— voluntary, “for cause”, death or disability, “not for cause” or “good reason”, change in control—and is based upon the named executive’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date.

In addition, in connection with any future actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts or altering the terms of benefits described below, as the Organization and Compensation Committee believes appropriate. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s share price and the executive’s age.

Payments Made Upon a Voluntary Termination by an Executive

Voluntary termination occurs when the NEO leaves the Company at his or her own will (e.g., voluntary resignation or retirement). Upon a voluntary termination, executives are entitled only to their vested or accrued obligations. Additionally, because Mr. Donnelly and Mr. Connor are retirement eligible (age 55 with at least ten years of service to Textron), they also would be entitled to the following:

●	RSUs would continue to vest according to their vesting schedules
●	PSUs would continue to vest according to their vesting schedules
●	Unvested stock options would continue to vest per their respective vesting schedules; vested stock options would remain exercisable until the earlier of the remaining term of the stock options or 48 months after termination

Payments Made Upon a Termination in Connection with Death or Disability

Upon a termination in connection with death or disability, each of the NEOs would be entitled to their vested or accrued obligations as well as the following:

●	RSUs would vest in full upon the occurrence of the event
●	PSUs would accelerate and vest pro-rata
●	In the event of disability, vested stock options issued prior to 2014 would remain exercisable until the original expiration date; in the event of death, they would remain exercisable until the earlier of the remaining term of the option or 12 months after the date of death. Unvested stock options issued in 2014 or later would vest in full; stock options would be exercisable until the earlier of the remaining term of the option or five years after the date of disability/death
●	Full vesting of benefits under the Textron Savings Plan, SSP, DIP and Retirement Account Plan

Payments Made Upon a Termination “For Cause” by the Company

A “for cause” termination occurs when a NEO is separated from Textron after engaging in one or more activities including, but not limited to: (i) conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction or a crime involving vicarious liability under certain circumstances), (ii) willful misrepresentation, fraud or dishonesty for personal enrichment at the expense of Textron, (iii) willful misconduct or behavior, willful violation of the Company’s Business Conduct Guidelines, or breach of the NEO’s fiduciary duties, in each case, that results in material harm to Textron, or (iv) willful failure to attempt to perform his or her duties or willful failure to attempt to follow the legal written direction of the Board. Upon a termination “for cause,” each of the NEOs would be entitled only to their vested or accrued obligations.

Payments Made Upon a “Not For Cause” Termination by the Company or by an Executive for “Good Reason”

Mr. Donnelly

A “not for cause” termination (also called “involuntary termination”) occurs when employment ends either at the initiation of Textron, but without circumstances that would indicate a “for cause” situation, or at the initiation of the executive for “Good Reason.” Mr. Donnelly’s letter agreement with the Company provides certain severance benefits in the event of a “not for cause” or “Good Reason” termination. “Good Reason” means the occurrence of one or more of the following: (i) the assignment to

46      TEXTRON 2020 PROXY STATEMENT

Mr. Donnelly of duties that are materially inconsistent with his position, (ii) the material reduction of Mr. Donnelly’s position, (iii) the forced relocation of Mr. Donnelly’s principal office, (iv) a reduction in Mr. Donnelly’s salary or other benefits, (v) the failure of the Company to deliver to Mr. Donnelly a satisfactory written agreement from any successor to the Company to assume and agree to perform under the letter agreement, or (vi) other material breach by Textron of the letter agreement. Upon a termination “not for cause,” or for “Good Reason,” Mr. Donnelly would be entitled to his vested or accrued obligations as well as the following:

●	Cash Severance Benefit Comprised of:
	–	Two times the sum of (i) base salary and (ii) the greater of (a) the termination year target annual cash incentive compensation and (b) the average annual cash incentive compensation earned during the last three fiscal years, paid in monthly installments over two years
	–	A pro-rated annual cash incentive compensation payment (based on actual performance) for the year of termination, paid in a lump sum in the year following termination
●	Treatment of Long-Term Incentive Awards:
	–	RSUs would continue to vest according to their vesting schedules
	–	PSUs would continue to vest according to their vesting schedules
	–	Unvested stock options would continue to vest per their respective vesting schedules; vested stock options would remain exercisable until the earlier of the remaining term of the stock options or 48 months after termination
●	Benefits under Retirement Plans:
	–	Credit for an additional two and one half years of age and service and compensation under all defined benefit-type retirement plans (including the SPP)
	–	A lump sum payment equal to two times the amount of maximum Company annual contribution or match to any defined contribution-type plan in which the executive participates
●	Continuation of Insurance Coverage: Continued coverage (or the cash equivalent thereof) for two years under the Company’s term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the accidental death and dismemberment insurance and dependent life insurance plans

Other NEOs

The Severance Plan for Textron Key Executives, in which each of the other NEOs participates, provides severance pay for involuntary termination only if the executive signs a release provided in and required by the plan document. This severance pay is equal to the sum of: (i) the executive’s annual rate of base salary at the date of severance, and (ii) the larger of (a) the average of his or her three most recent actual awards of annual incentive compensation (whether or not deferred) and (b) his or her current target incentive compensation under the annual incentive compensation plan.

Payments Made Upon a Termination in Connection with a “Change in Control”

Mr. Donnelly

A “change in control” termination would occur if Mr. Donnelly experiences a “not for cause” termination during the period beginning 180 days before a change in control and ending on the second anniversary of the change in control. Mr. Donnelly’s letter agreement with the Company provides certain severance benefits in the event of a “change in control” termination. For purposes of Mr. Donnelly’s letter agreement, a “change in control” means the occurrence of any of the following events: (i) any person unrelated to Textron acquires more than 30% of Textron’s then outstanding voting stock, (ii) a majority of the members of the Board of Directors are replaced in any two-year period other than in specific circumstances, (iii) the consummation of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which Textron’s voting securities outstanding immediately prior to such merger or consolidation continue to represent at least 50% of the combined voting securities of Textron or such surviving entity immediately after such merger or consolidation, or (iv) shareholder approval of an agreement for the sale or disposition of all or substantially all of Textron’s assets or a plan of complete liquidation. Upon a termination in connection with a “change in control,” Mr. Donnelly would be entitled to his vested or accrued obligations as well as the following:

●	Cash Severance Benefit, Payable in a Lump Sum, Comprised of:
	–	Three times base salary
	–	Pro-rated portion of the greater of (i) the termination year target annual cash incentive compensation and (ii) the prior year annual cash incentive compensation
	–	Three times the greater of (i) the average annual cash incentive compensation over the three years prior to the earlier of the change of control or the termination and (ii) the termination year target annual cash incentive compensation

TEXTRON 2020 PROXY STATEMENT     47

●	Treatment of Long-Term Incentive Awards:
	–	Outstanding unvested stock options, PSUs and RSUs would be subject to immediate and full vesting acceleration as of the change in control.
	–	PSUs granted in 2018 and 2019 will be paid based on actual performance through the change in control and based on target performance after the change in control.
●	Benefits under Retirement Plans:
	–	Full vesting and credit for an additional three years of age and service and compensation under all defined benefit-type retirement plans (including the SPP)
	–	Full vesting acceleration under the Spillover Savings Plan
	–	A payment equal to three times the amount of maximum Company annual contribution or match to any defined contribution- type plan in which the executive participates
●	Continuation of Insurance Coverage: Continued coverage (or the cash equivalent thereof) for three years under the Company’s term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the accidental death and dismemberment insurance and dependent life insurance plans
●	Additional Perquisites: Outplacement assistance for up to one year following termination
●	Tax Gross-Up Payment: Subject to certain conditions, the Company would gross-up severance payments to cover the executive’s excise taxes, if any, determined in accordance with Sections 4999 and 280G of the Internal Revenue Code

Other NEOs

The Severance Plan for Textron Key Executives, in which each of the other NEOs participates, provides severance pay and severance benefits in the event of an involuntary termination or termination for “good reason” by the executive following a change of control only if the executive signs a release provided in and required by the plan document. The severance pay, payable in a lump sum, is equal to the sum of: (i) the executive’s annual rate of base salary at the date of severance, and (ii) the larger of (a) the average of his or her three most recent actual awards of annual incentive compensation (whether or not deferred) and (b) his or her current target incentive compensation under the annual incentive compensation plan. In addition, medical and dental benefits would be provided by Textron to the executive and to his or her dependents, on terms which are not less favorable to them than the terms existing immediately before severance. Such severance benefits would be continued for eighteen months following severance (or, if less, until the executive or dependent obtains comparable coverage under another employer’s plan or Medicare).

Under the Severance Plan for Textron Key Executives, “change of control” means the occurrence of any of the following events: (i) any person unrelated to Textron (a) becomes (other than by acquisition from Textron) the beneficial owner of more than 50% of Textron’s then outstanding voting stock, (b) acquires more than 30% of Textron’s then outstanding voting stock, or (c) acquires all or substantially all of the total gross fair market value of all of the assets of Textron, (ii) a merger or consolidation of Textron with any other corporation occurs, other than a merger or consolidation that would result in the voting securities of Textron outstanding immediately before the merger or consolidation continuing to represent 50% or more of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iii) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.

In addition, in the event of a not for cause or good reason termination in connection with a change of control, the other NEOs would receive (i) full vesting acceleration under the SPP, SSP and TSP and (ii) full vesting of long-term incentive awards which would be payable in the same manner described above for Mr. Donnelly.

The following tables show additional or accelerated payments which would be payable to our NEOs under existing agreements, plans or other arrangements, for various scenarios triggered by a termination of employment, assuming the termination date to be January 3, 2020, and, where applicable, using the closing price of our common stock of $44.74 (as reported on the New York Stock Exchange on January 3, 2020, the last trading day of our fiscal year).

48      TEXTRON 2020 PROXY STATEMENT

Scott C. Donnelly	Voluntary(1)	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive / Severance	$0	$0	$0	$0	$6,552,000	$9,828,000
RSU settled in stock or cash(3)	11,303,337	11,303,337	11,303,337	0	11,303,337	11,303,337
Stock Options(3)	0	0	0	0	0	0
Cash settlement of PSUs(3)	7,398,355	3,538,298	3,538,298	0	7,398,355	7,398,355
Pension benefit(4)	0	0	0	0	4,849,719	6,468,148
Other benefits(5)	0	0	0	0	147,164	395,746
Amount Triggered due to Termination	$18,701,692	$14,841,635	$14,841,635	$0	$30,250,575	$35,393,586

Frank T. Connor	Voluntary(1)	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive / Severance	$0	$0	$0	$0	$2,000,000	$2,000,000
RSU settled in stock or cash(3)	3,276,534	3,276,534	3,276,534	0	3,276,534	3,276,534
Stock Options(3)	0	0	0	0	0	0
Cash settlement of PSUs(3)	2,165,248	1,032,396	1,032,396	0	2,165,248	2,165,248
Pension benefit	0	0	0	0	0	0
Other benefits(5)	0	0	0	0	0	22,945
Amount Triggered due to Termination	$5,441,782	$4,308,930	$4,308,930	$0	$7,441,782	$7,464,727

E. Robert Lupone	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive / Severance	$0	$0	$0	$0	$1,434,000	$1,434,000
RSU settled in stock or cash(3)	0	1,454,900	1,454,900	0	0	1,454,900
Stock Options(3)	0	0	0	0	0	0
Cash settlement of PSUs(3)	0	452,684	452,684	0	0	944,534
Pension benefit	0	0	0	0	0	0
Other benefits(5)	0	0	0	0	0	14,931
Amount Triggered due to Termination	$0	$1,907,584	$1,907,584	$0	$1,434,000	$3,848,365

Julie G. Duffy	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive / Severance	$0	$0	$0	$0	$1,000,000	$1,000,000
RSU settled in stock or cash(3)	0	614,907	614,907	0	0	614,907
Stock Options(3)	0	0	0	0	0	0
Cash settlement of PSUs(3)	0	276,539	276,539	0	0	597,880
Pension benefit	0	0	0	0	0	0
Other benefits(5)	0	0	0	0	0	22,945
Amount Triggered due to Termination	$0	$891,446	$891,446	$0	$1,000,000	$2,235,732

(1)	Mr. Donnelly and Mr. Connor are retirement eligible (age 55 with at least ten years of service to Textron) which entitles them to continued vesting of their unvested RSUs, stock options and PSUs upon a voluntary termination.
(2)	Amounts reported in the “Change in Control” column are paid only upon a “not for cause” or “good reason” termination in connection with a Change in Control.
(3)	Amounts reported for RSUs, stock options and PSUs reflect accelerated, prorated and/or continued vesting triggered by termination event under each scenario, respectively. PSU amounts have been calculated assuming that the 2018-2020 PSU cycle will be paid at 81.8% of target and the 2019–2021 PSU cycle will be paid at 79.1% of target. These figures are based on actual Company performance against goals for 2018 and 2019, and target Company performance against goals for 2020 and 2021. In addition, the figures assume median total shareholder return performance over each three-year PSU cycle.
(4)	Potential pension benefits have been calculated assuming a discount rate of 3.45%.
(5)	Other benefits (i) for Mr. Donnelly, includes, under the “Not for Cause” scenario, $12,364 in continuation of insurance coverage and $134,800 in additional benefits under retirement plans, and, under the “Change in Control” scenario, $18,546 in continuation of insurance coverage, $202,200 in additional benefits under retirement plans and outplacement assistance valued at $175,000, (ii) for the other NEOs, represents continuation of health benefits.

TEXTRON 2020 PROXY STATEMENT     49

PAY RATIO

We are required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Securities and Exchange Commission (“SEC”) rules to provide the ratio of the annual total compensation of Mr. Donnelly, our Chief Executive Officer, to that of an employee whose annual compensation is at the median of all our employees.

Textron and its consolidated subsidiaries together have approximately 35,000 employees located throughout the world, with approximately 75% in the U.S., 12% in Europe, 7% in Canada and Mexico combined, 5% in Asia and1% elsewhere.

To identify the employee with compensation at the median of all employees for our 2017 fiscal year, we used “annual rate”, as reflected in our enterprise-wide human resources information system, as of October 1, 2017, for all of our employees, including part time, temporary and seasonal employees. The annual rate for salaried employees reflects base salary paid on an annual basis. For hourly employees, the annual rate is arrived at using their hourly rate and standard work hours. We did not make any cost-of-living adjustments despite the large variety of labor markets in which our employees work, nor did we make any adjustments to account for the variety of compensation arrangements used to pay employees in varying roles (e.g., we did not include overtime, commissions, bonuses or other types of non-fixed compensation).

Using this methodology for 2017, we determined that the “median employee” was a full-time, hourly employee located in the U.S. As permitted by SEC rules, we utilized the same median employee for 2018 and 2019 because we believe there was no material change to our employee population or employee compensation arrangements during 2018 or 2019 that would significantly impact our pay ratio disclosure. Total compensation for the median employee in the 2019 fiscal year was in the amount of $99,196. “Annual total compensation” of the median employee includes regular and overtime earnings, any applicable annual bonus payment, Company contributions to a 401(k) plan on behalf of the employee, and the Company-paid portion of health and welfare benefits.

“Annual total compensation” for Mr. Donnelly for the 2019 fiscal year was $18,942,936, which is a $21,338 increase over the amount reflected in the “Total” column in the Summary Compensation Table on page 38. The increase reflects the inclusion of Mr. Donnelly’s health and welfare benefits which are excluded from the Summary Compensation Table amounts under SEC rules. Based upon this information, for 2019 the ratio of the annual total compensation of Mr. Donnelly to the annual total compensation of the median employee was 191 to 1.

50      TEXTRON 2020 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of the end of Textron’s 2019 fiscal year, for all Textron compensation plans previously approved by shareholders. There are no compensation plans not previously approved by shareholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by shareholders	9,295,804	(1)	44.00	(2)	10,869,772	(3)

Equity compensation plans not approved by shareholders	N/A		N/A		N/A
Total	9,295,804		44.00		10,869,772

(1)	Includes 543,260 unvested shares that may be issued under previously granted RSUs.
(2)	This value reflects the weighted average exercise price of outstanding stock options only.
(3)	Consists of shares remaining available for issuance under the Textron Inc. 2015 Long-Term Incentive Plan that may be issued pursuant to stock options, stock appreciation rights, performance stock, restricted stock, RSUs and other awards, provided that no more than 3,670,780 shares may be issued pursuant to awards other than stock options and stock appreciation rights.

EVALUATION OF RISK IN COMPENSATION PLANS

In addition to the Company’s incentive compensation arrangements applicable to senior executives throughout the enterprise, the Company’s business units maintain incentive compensation plans and programs in which business unit employees below the senior executive level participate (such as sales incentive plans and incentive programs linked to safety and customer service, etc.). Textron’s management reviews these business unit incentive compensation plans and programs as they relate to risk management practices and risk-taking incentives.

TEXTRON 2020 PROXY STATEMENT     51

TRANSACTIONS WITH RELATED PERSONS

Except as described below, since the beginning of Textron’s 2019 fiscal year, there have been no transactions and there are no currently proposed transactions, in which Textron was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

Both Mr. Donnelly and Mr. Connor are licensed pilots who each own a Citation business jet which they use for both personal and business purposes. Each executive holds their aircraft through a limited liability company (“LLC”) which has entered into an Amended and Restated Hangar License and Services Agreement with the Company related to the sublease by the respective LLCs of a portion of the Company’s leased hangar space and the provision of other services.

These Amended and Restated Hangar License and Services Agreements each provide that the Company will provide certain aircraft maintenance and other services, including pilot services, for the executives’ personal aircraft. Each of Mr. Donnelly and Mr. Connor pays $1,500 per month rent for the hangar space used by his aircraft. The Company pays the difference in cost for the portion of hangar space utilized by Mr. Connor’s aircraft above this monthly payment which amount is included in “All Other Compensation” in the Summary Compensation Table on page 38. Fees for maintenance, pilot services and all other services are set at market rates, and the executives’ LLCs fully reimburse the Company at such market rates. Pursuant to the Hangar Agreements, the Company permits the executives’ LLCs to purchase fuel from the Company’s bulk fuel storage facility at the discounted bulk rate paid by the Company, and the Company’s Aviation Department facilitates the executives’ personal flights and performs various administrative duties in connection with these aircraft. Both Amended and Restated Hangar License and Services Agreements have been approved by the Nominating and Corporate Governance Committee. During our 2019 fiscal year, Mr. Donnelly’s LLC and Mr. Connor’s LLC paid total costs to Textron under these agreements of $74,490 and $58,559, respectively.

In December 2018, Textron entered into a non-exclusive, non-continuous Aircraft Dry Lease Agreement with Mr. Donnelly’s LLC pursuant to which the Company leases Mr. Donnelly’s aircraft in order to enable the Company to use his aircraft for business flights on an as-needed basis. This arrangement is beneficial to the Company as Mr. Donnelly travels frequently for business, and his aircraft is more economical for many of his flights than the larger business jets operated by the Company’s flight department. In addition, the Dry Lease enables the flight department to have operational control of the aircraft while it is being flown on Textron business flights. The Dry Lease is for a term of one year, automatically renewable for subsequent one-year terms, subject to the parties’ termination rights. The Company pays no lease payment for its use of the aircraft; it is responsible only for costs directly attributable to the Textron business flight, including maintenance reserve payments allocated to the Company’s flights based upon flight hours in respect of maintenance service program agreements that apply to Mr. Donnelly’s aircraft. In addition, the Company pays rent for hangar space in excess of the amount paid by Mr. Donnelly as described above. The Nominating and Corporate Governance Committee has approved the Aircraft Dry Lease Agreement.

During 2019, pursuant to the terms of the Dry Lease, the Company’s allocation of maintenance reserves for Company business flights on Mr. Donnelly’s aircraft was $54,863 and the Company incurred $24,224 for the incremental cost of hangar space utilized by Mr. Donnelly’s aircraft. In turn, Mr. Donnelly’s LLC and Mr. Connor’s LLC each engaged Textron Aviation’s service centers to perform maintenance work on their aircraft during 2019 for which they were charged an arm’s length price of $42,744 and $4,445, respectively, and Mr. Connor paid TRU Simulation + Training, a Textron subsidiary, $12,495 for his recurrent pilot training.

Under Textron’s Corporate Governance Guidelines and Policies, all related party transactions are subject to approval or ratification by the Nominating and Corporate Governance Committee. Related party transactions, referred to as “Interested Transactions with Related Parties” under the Guidelines, are generally defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) where the Company is a participant, in which the aggregate amount involved since the beginning of the Company’s last fiscal year exceeds or is expected to exceed $100,000 and an executive officer, director, nominee or greater than 5% beneficial holder or immediate family member of any of the foregoing has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). In determining whether to approve or ratify such a transaction, the committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

52      TEXTRON 2020 PROXY STATEMENT

ADVISORY VOTE TO APPROVE TEXTRON’S EXECUTIVE COMPENSATION

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, we are providing our shareholders with an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This vote is advisory only, and it is not binding on Textron or on our Board of Directors. Although the vote is non-binding, the Organization and Compensation Committee (the “Committee”) and the Board will carefully consider the outcome of the vote when making future compensation decisions.

Textron’s compensation philosophy is to establish target total pay with reference to a talent peer group and to tie a substantial portion of our executives’ compensation to performance against objective business goals and stock price performance. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders. For a full discussion of our executive compensation programs and 2019 compensation decisions made by the Committee, see “Compensation Discussion and Analysis” beginning on page 21.

Textron’s Board of Directors believes that the Company’s executive compensation program is working to align management’s interests with those of our shareholders to support long-term value creation. Accordingly, Textron shareholders are being asked to vote “FOR” the following advisory resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the Company’s compensation of its named executive officers, as disclosed in the Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables regarding named executive officer compensation, together with the accompanying narrative disclosure.”

Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2021 Annual Meeting of Shareholders.

The Board of Directors recommends a vote “FOR” the resolution approving the Company’s executive compensation (Item 2 on the proxy card).

TEXTRON 2020 PROXY STATEMENT     53

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit Textron’s financial statements. The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2020. Ernst & Young LLP or its predecessors have served as the independent registered public accounting firm for the Company for over twenty years. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner.

The Audit Committee and the Board believe that the appointment of the firm of Ernst & Young LLP to audit Textron’s consolidated financial statements for 2020 is in the best interests of the Company and its shareholders and propose and recommend that the shareholders ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for 2020.

Although ratification is not required by our By-Laws or otherwise, the Audit Committee is submitting the selection of Ernst & Young LLP to shareholders as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. A representative or representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

FEES TO INDEPENDENT AUDITORS

The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron’s annual financial statements, the reviews of the financial statements in Textron’s Forms 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2018 and 2019 and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP in 2018 and 2019.

Fee Type	2018	2019
	($ in thousands)
Audit Fees	$9,531	$12,094
Audit-Related Fees(1)	922	579
Tax Fees(2)	61	11
All Other Fees	0	0
Total Fees	$10,514	$12,684

(1)	Audit-related fees include fees for employee benefit plan audits, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.
(2)	Tax fees include fees for tax services relating to consultations and compliance.

Under the Audit and Non-Audit Services Pre-Approval Policy approved by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

All audit-related services, tax services and other services for 2019 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Board of Directors recommends a vote “FOR” ratification of the appointment by the Audit Committee of Ernst & Young LLP (Item 3 on the proxy card).

54      TEXTRON 2020 PROXY STATEMENT

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2021 ANNUAL MEETING

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2021 annual meeting of shareholders under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by Textron, at 40 Westminster Street, Providence, Rhode Island 02903, Attention: Executive Vice President, General Counsel and Secretary, on or before November 6, 2020.

Our shareholders have proxy access, which allows a shareholder or group of up to 20 shareholders owning in the aggregate 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in Textron’s By-Laws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the Company’s proxy statement for the 2021 annual meeting, we must receive proper written notice of the nomination not less than 120 or more than 150 days before the anniversary date that the definitive proxy statement was first released to shareholders in connection with the immediately preceding annual meeting, or between the close of business on October 7, 2020 and the close of business on November 6, 2020 for the 2021 annual meeting, and the nomination must otherwise comply with our By-Laws. If the annual meeting is called for a date that is more than 30 days before or after the anniversary date, then the notice must be received no later than the close of business on the 120th day prior to such meeting and no earlier than the close of business on the 150th day prior to such meeting or 10 days after public disclosure of the meeting is first made, whichever occurs later.

If shareholders instead wish to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron’s By-Laws, such notice must be received not less than 90 nor more than 150 days before the anniversary date of the immediately preceding annual meeting of shareholders or between November 30, 2020 and the close of business on January 29, 2021 for the 2021 annual meeting (but if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date, then the notice must be received no later than the close of business on the 90th day before the date of the annual meeting or 10 days after public disclosure of the meeting is first made, whichever occurs later). The notice must include the information required by our By-Laws. These requirements are separate from the requirements a shareholder must meet to have a proposal included in Textron’s proxy statement under Rule 14a-8. These time limits also apply to nominations submitted by shareholders under our By-Laws and in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

TEXTRON 2020 PROXY STATEMENT     55

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report, or a Notice of Internet Availability (a “Notice”), as applicable, to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report or a Notice, as applicable, to a shareholder at a shared address to which a single copy was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report or a Notice, now or in the future, should submit their request to the Company by telephone at (401) 457-2288 or by submitting a written request to the Secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903. Beneficial owners sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By order of the Board of Directors,

E. Robert Lupone

Executive Vice President, General Counsel and Secretary

March 6, 2020

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE
YOUR PROXY VIA INTERNET OR TELEPHONE OR, IF YOU RECEIVED PRINTED PROXY MATERIALS, FILL IN, SIGN,
DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

56      TEXTRON 2020 PROXY STATEMENT

Corporate Information

Corporate Headquarters

Textron Inc.

40 Westminster Street

Providence, RI 02903

(401) 421-2800

www.textron.com

Annual Meeting

Textron’s annual meeting of shareholders will be

held on Wednesday, April 29, 2020, at 11 a.m.

at Textron Inc., 40 Westminster Street, 18th Floor,

Providence, RI 02903.

Transfer Agent, Registrar and

Dividend Paying Agent

For shareholder services such as change of address,

lost certificates or dividend checks, change in

registered ownership or the Dividend Reinvestment

Plan, write or call:

American Stock Transfer & Trust

Company, LLC

Operations Center

6201 15th Avenue

Brooklyn, NY 11219

phone: (866) 621-2790

email: info@amstock.com

Stock Exchange Information

(Symbol: TXT)

Textron common stock is listed on the New York

Stock Exchange.

Investor Relations

Textron Inc.

Investor Relations

40 Westminster Street

Providence, RI 02903

Investor Relations phone line:

(401) 457-2288

News media phone line:

(401) 457-2362

For more information, visit our website at

www.textron.com.

Company Publications and

General Information

To receive a copy of Textron’s Forms 10-K and

10-Q, Proxy Statement or Annual Report without

charge, visit our website at www.textron.com or send

a written request to Textron Investor Relations at the

address listed above. For the most recent company

news and earnings press releases, visit our website

at www.textron.com.

Textron is an Equal Opportunity Employer.

Textron Board of Directors

To contact the Textron Board of Directors or to

report concerns or complaints about accounting,

internal accounting controls or auditing matters,

you may write to Board of Directors, Textron Inc.,

40 Westminster Street, Providence, RI 02903;

call (866) 698-6655 or (401) 457-2269; or send

an email to textrondirectors@textron.com.

N296RD

TEXTRON
40 Westminster Street
Providence, RI 02903
(401) 421-2800
www.textron.com
© 2020 Textron Inc.

SCAN TO VIEW MATERIALS & VOTE

TEXTRON INC.	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
40 WESTMINSTER STREET PROVIDENCE, RI 02903	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand, and follow the instructions to cast your vote.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SAVING PLAN SHARES
Voting instructions for shares in the Textron savings plans, whether voted by Internet, phone or mail, must be received by 11:59 P.M. Eastern Time on April 26, 2020.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E94785-P31864-Z76145	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TEXTRON INC.
The Board of Directors recommends you vote “FOR” the following nominees:

1.	Election of Directors	For	Against	Abstain

	1a. Scott C. Donnelly	☐	☐	☐	The Board of Directors recommends you vote	For	Against	Abstain
“FOR” Proposals 2 and 3.
	1b. Kathleen M. Bader	☐	☐	☐	2. Approval of the advisory (non-binding) resolution to approve executive compensation.	☐	☐	☐
	1c. R. Kerry Clark	☐	☐	☐	3. Ratification of appointment of independent registered public accounting firm.
						☐	☐	☐
	1d. James T. Conway	☐	☐	☐

	1e. Paul E. Gagné	☐	☐	☐

	1f. Ralph D. Heath	☐	☐	☐

	1g. Deborah Lee James	☐	☐	☐

	1h. Lionel L. Nowell III	☐	☐	☐

	1i. James L. Ziemer	☐	☐	☐

	1j. Maria T. Zuber	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.					For address changes and/or comments, please check this box and write them on the back where indicated.			☐

					Please indicate if you plan to attend this meeting.	☐	☐
						Yes	No
Note: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 29, 2020, 11:00 a.m. EDT

Textron Inc.
40 Westminster Street
Providence, Rhode Island

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2020

The Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders and
the Annual Report to Shareholders for the fiscal year ended January 4, 2020, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 4, 2020, are available at https://investor.textron.com/investors/investor-resources/annual-report-and-proxy-materials/.

E94786-P31864-Z76145

TEXTRON INC.
Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders,
April 29, 2020

The undersigned hereby appoint(s) Scott C. Donnelly, Frank T. Connor and E. Robert Lupone, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the Annual Meeting of its shareholders to be held on Wednesday, April 29, 2020, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.

All voting instructions for shares in the Textron savings plans, whether voted by mail, telephone or Internet, must be received by 11:59 p.m. Eastern Time on April 26, 2020, so that the trustees of the plans (who vote the shares on behalf of participants in the plans) have adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed herein and FOR Proposals 2 and 3. If the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)